                                                                   EXHIBIT 4.2

                          PREFERRED STOCK PURCHASE AGREEMENT

                           ADVANCE PHARMACY SERVICES, INC.
                            545 E. JOHN CARPENTER FREEWAY
                                      SUITE 1900
                                 IRVING, TEXAS  75062



                                        AS OF AUGUST 4, 1993




TO THE PURCHASERS LISTED ON EXHIBIT 1.10 HERETO

     RE:  SERIES A CONVERTIBLE PREFERRED STOCK

GENTLEMEN:

     ADVANCE PHARMACY SERVICES, INC. a Delaware corporation (the "COMPANY") and holder of all of the outstanding capital stock of Advance Prescription Management, Inc., a Delaware corporation ("APM") and Advance Home Prescriptions, Inc., a Delaware corporation ("AHP") (individually, a "SUBSIDIARY" and collectively, the "SUBSIDIARIES"), and each of the Subsidiaries agree with each of the undersigned Purchasers as follows:


                                      ARTICLE I

                          PURCHASE, SALE AND TERMS OF SHARES

     1.01. THE PREFERRED SHARES. The Company has authorized the issuance and sale of up to 10,000 shares (the "PREFERRED SHARES") of its authorized but unissued shares of Series A Convertible Preferred Stock, par value $.01 per share (the "SERIES A PREFERRED STOCK"), to the persons (collectively, the "PURCHASERS" and, each individually, a "PURCHASER") and in the respective amounts at the respective purchase prices set forth in EXHIBIT 1.01, at a price of $1,000 per share. The designation, rights, preferences and other terms and provisions of the Series A Preferred Stock are set forth in EXHIBIT A.

     1.02. THE CONVERSION SHARES. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights, rights of first refusal, and other similar contractual or other preferential rights of stockholders, a sufficient number of its authorized but unissued shares of Common Stock to satisfy the rights of conversion of the holders of the Preferred Shares. Any shares of Common Stock issuable upon conversion of the Preferred Shares (and such shares when so issued) are herein referred to as the "CONVERSION SHARES". The Preferred Shares and the Conversion Shares are sometimes collectively referred to as the "SHARES".

     1.03.  PURCHASE PRICE AND CLOSING.

          (a) INITIAL CLOSING. The Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase that number of Preferred Shares set forth opposite their respective names in EXHIBIT 1.01. The aggregate purchase price of the Preferred Shares being acquired by each Purchaser is set forth opposite such Purchaser's name in EXHIBIT 1.01. The closing of the purchase and sale of the Preferred Shares to be acquired by the Purchasers from the Company under this Agreement shall take place by mail or at some mutually agreed upon location on August 4, 1993, or at such time and date thereafter as the Purchasers and the Company may agree (the "INITIAL CLOSING"). At the Initial Closing, the Company shall issue and sell to the Purchasers an aggregate of 4,000 Preferred Shares for a total consideration of $4,000,000 (for each Purchaser in the amounts set forth next to such Purchaser's name on
EXHIBIT 1.01). At the Initial Closing, the Company will deliver to each Purchaser certificates representing the number of Preferred Shares set forth opposite its name under the appropriate headings in EXHIBIT 1.01 registered in such Purchaser's name (or its nominee), against delivery of a transfer of funds to the account of the Company by wire transfer or certified bank check, representing the consideration set forth opposite each such Purchaser's name on
EXHIBIT 1.01. The Preferred Shares to be issued to the Purchaser's represent the Purchasers' pre-money valuation of the Company, calculated on a fully-diluted basis, of $12.5 million. The Preferred Shares to be issued at the Initial Closing shall equal 24.24% of the capital stock of the Company following the Initial Closing.

          (b) SECOND CLOSING. On any one occasion ending on or before 12 months from the Initial Closing, the Purchasers shall have the right, but not the obligation, to purchase a minimum of $4,000,000 but not more than $6,000,000 of Preferred Shares, at the same price, terms and conditions as the Preferred Shares issued at the Initial Closing, and for each Purchaser in the respective amounts set forth next to such Purchaser's name in EXHIBIT 1.01 (the "SECOND CLOSING") (such Preferred Shares to be purchased among the Purchasers on a PRO rata basis based on each Purchaser's respective percentage of Preferred Shares purchased at the Initial Closing), subject to the following conditions:

                 (i) such sale is made pursuant to all of the terms and conditions of this Agreement and the Company and the Purchasers shall execute a counterpart amendment to this Agreement under which the Preferred Shares to be issued at the Second Closing shall become for all purposes Preferred Shares purchased hereunder as if purchased at the Initial Closing, and the Purchasers purchasing such securities at the Second Closing shall be entitled to all of the rights and be bound by all of the obligations contained herein with respect to the sale and issuance of the Preferred Shares at the Second Closing;

                (ii) the Purchasers shall inform the Company by written notice at least thirty (30) days prior to the date proposed by the Purchasers to be the date of the Second Closing;

               (iii) the Company updates the representations and warranties of Article III herein, and delivers such updated disclosure to the Purchasers at least ten (10) business days prior to the proposed date of the Second Closing, and to the Purchasers' satisfaction, there has been no material adverse change to such representations and warranties as made at the Initial Closing;

                (iv) an opinion of counsel for the Company (in preliminary draft form) substantially similar to EXHIBIT 2.02(B) hereto is delivered to the Purchasers at the Second Closing with respect to the sale and issuance of the Preferred Shares to be issued at the Second Closing no later than two (2) business days prior to the proposed date of the Second Closing; and

                 (v) the proceeds of the Preferred Shares to be issued at the Second Closing shall be used for the acquisition of Paradigm Pharmacy Management, Inc. ("Paradigm") or another drug cost containment and mail order pharmacy firm and the Company shall have executed a definitive purchase agreement or letter of intent for the acquisition of Paradigm or such other company.

          All parties shall consummate the Second Closing within 30 days of the delivery of such notice. Notwithstanding any of the provisions of Section 1.03(b), any or all of the conditions set forth in Section 1.03(b) may be waived at the sole discretion of any Purchaser.

          (c) For purposes of this Agreement, the term "CLOSING" shall refer to the Initial Closing or the Second Closing, as the case may be. In addition, any Preferred Shares purchased pursuant to the Second Closing shall be included in the definition of "Preferred Shares," "Conversion Shares," "Registrable Shares" and "Shares" (as the case may be) under this Agreement.

     1.04. USE OF PROCEEDS. The Company shall use the cash proceeds from the sale of the Preferred Shares at the Closing for working capital, capital expenditures, the acquisition of

Paradigm and/or other drug cost containment and mail order pharmacy firms, and those other general corporate purposes set forth in EXHIBIT 1.04.

     1.05. REPRESENTATIONS BY THE PURCHASERS. Each of the Purchasers represents to the Company, severally but not jointly, as follows:

          (a) INVESTMENT REPRESENTATIONS. It is its present intention to acquire the Preferred Shares to be acquired by it for its own account (and it will be the sole beneficial owner thereof) and that the Preferred Shares are being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof except pursuant to registration under the Securities Act or exemption therefrom and from any applicable "Blue Sky" laws. The acquisition by each Purchaser of the Preferred Shares shall constitute a confirmation of this representation. It understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 or Rule 144A as promulgated by the Commission, all certificates evidencing any of the Shares, whether upon initial issuance or upon any transfer or conversion thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

          "The securities represented by this certificate have not been registered under the Securities Act of 1933 and any applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale. These securities may not be offered for sale or transferred in the absence of an effective registration statement covering such securities under the Securities Act and any applicable state securities laws, or the availability of an exemption from registration thereunder. The transferability of these securities is subject to the provisions of a Preferred Stock Purchase Agreement dated as of July 30, 1993 among the issuer and the parties thereto, a copy of which may be obtained at the issuer's principal office."

          (b) ACCESS TO INFORMATION. It or its representative during the course of this transaction, and prior to the purchase of the Preferred Shares, has had the opportunity to ask questions of and receive answers from management of the Company concerning the terms and conditions of this investment and the offering of the Preferred Shares, and to obtain any additional information which the Company possesses or can acquire relative to the Company's business, management, technology, business and marketing strategies, assets, Intellectual Property Rights, financial condition and results of operations and liabilities (contingent or otherwise).
                                         -4-

          (c) GENERAL ACCESS. It or its representative has received and read or reviewed, and is familiar with, this Agreement and the other agreements to be executed or delivered herewith, and confirms that all documents, records and books pertaining to the Purchaser's investment in the Company and requested by it or its representative have been made available or delivered to the Purchaser.

          (d) SOPHISTICATION AND KNOWLEDGE. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment, and it can bear the economic risks of this investment and can afford a complete loss of this investment.

          (e) TRANSFER RESTRICTIONS IMPOSED BY SECURITIES LAWS. It understands that: the Preferred Shares have not been registered under the Securities Act and applicable state securities laws, and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available; no state or governmental authority has made any finding or determination relating to the fairness of the terms of the investment in the Company proposed hereunder; the Purchaser is and must be purchasing the Preferred Shares for investment for its own account and not for the account or benefit of others, and not with any present view toward resale or other distribution thereof to the public. Each Purchaser agrees not to resell or otherwise dispose of all or any part of the Preferred Shares purchased by him or it, except as permitted by law, including, without limitation, any regulations under the Securities Act and applicable state securities or "Blue Sky" laws; the Company does not have any present intention and is under no obligation to register the Shares under the Securities Act and applicable state securities laws, except as provided in
Article V hereof; and Rule 144 or Rule 144A under the Securities Act may not be available as a basis for exemption from registration of the Shares thereunder. The Shares shall not be transferred, and the Company shall not be required to register any transfer of Shares on the books of the Company, unless the Company shall have been provided with an opinion of counsel reasonably satisfactory to it prior to such transfer that registration under the Securities Act is not required in connection with the transaction resulting in such transfer; PROVIDED, HOWEVER, that no such opinion of counsel shall be required for a transfer by a Purchaser to another Purchaser or by a Purchaser which is a partnership to an affiliate of such partnership or to a partner of such Purchaser or a retired partner of such Purchaser who retires after the date hereof, or to the estate of any such partner or retired partner, or a transfer by gift, will or intestate succession from any such partner to his spouse or members of his or his spouse's family, if the transferee agrees in writing to subject to the terms hereof to the same extent as if such transferee were an original
                                         -5-

Purchaser thereunder; and PROVIDED, FURTHER, that no such opinion of counsel shall be required in order to effectuate a transfer in accordance with the provisions of Rule 144 under the Securities Act.

          (f) LACK OF LIQUIDITY. Each Purchaser has no present need for liquidity in connection with the purchase of the Preferred Shares.

          (g) SUITABILITY AND INVESTMENT OBJECTIVES. The purchase of the Preferred Shares by it is consistent with its general investment objectives. It understands that the purchase of the Preferred Shares involves a high degree of risk. It understands that there may be no established or stable trading market for the Company's capital stock at the time the Purchaser desires to liquidate its investment.

          (h) ACCREDITED INVESTOR STATUS. Each Purchaser is an "ACCREDITED INVESTOR" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

     1.06. ADDITIONAL REPRESENTATIONS OF PURCHASERS. Each Purchaser, severally but not Jointly, represents that, except as disclosed in EXHIBIT 1.06 hereof:
(a) it is a validly existing limited partnership or corporation pursuant to the laws of the state or jurisdiction referred to in EXHIBIT 1.06, and has all requisite power and authority to own and operate its properties and carry out its business as now conducted and as is now proposed to be conducted, and to execute, deliver and perform this Agreement, the Voting Agreement, and the other agreements delivered by it in connection herewith and to carry out the transactions contemplated hereby; (b) this Agreement, the Voting Agreement, and each other agreement executed and delivered in connection herewith have been duly authorized and executed by it and constitute legal, valid and binding obligations of each such Purchaser, enforceable against it in accordance with their respective terms; and (c) there is no litigation or governmental proceeding or investigation pending or, to the knowledge of such Purchaser, threatened against it concerning the invalidity of this Agreement, the Voting Agreement, or the other agreements entered into in connection herewith.

     1.07. BROKERS OR FINDERS. Each Purchaser, severally but not jointly, represents that no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against the Company for any commission, fee or other compensation as a consultant, finder or broker because of any act or omission by such Purchaser or its agents.

                                      ARTICLE II

                      CONDITIONS TO THE PURCHASERS' OBLIGATIONS

     The obligation of each Purchaser to purchase and pay for the Preferred Shares to be purchased by it at the Initial Closing is subject to the following conditions (all of which, except for Section 2.01, shall be deemed satisfied or waived by the Purchasers at or prior to the Initial Closing in the event all of the transactions contemplated to be effected at the Initial Closing are consummated):

     2.01. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in Article III hereof shall be true, accurate and correct on the date of the Closing.

     2.02. DOCUMENTATION AT CLOSING. The Purchasers shall have received prior to or at the Closing all of the following materials, and each of the following events shall have occurred, or each of the following documents shall have been delivered, prior to or simultaneous with the Closing:

          (a) A copy of the Certificate of Incorporation of the Company, as amended or restated to date, and including all certificates of designations with respect to any class of Preferred Stock (the "CHARTER"); a copy of the resolutions of the Board of Directors and, if required, the stockholders, providing for the approval of this Agreement, the terms of the Series A Preferred Stock, the Voting Agreement, the issuance of the Preferred Shares, such amendment of the By-laws of the Company as may be reasonably requested by the Purchasers, and all other agreements or matters contemplated hereby or executed in connection herewith; and a copy of the By-laws of the Company, all of which have been certified by the Secretary of the Company to be true, complete and correct in every particular; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, required to be obtained at or prior to the Closing with respect to this Agreement and the issuance of the Preferred Shares.

          (b) The opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for the Company, in substantially the form set forth in EXHIBIT 2.02(B).

          (c) A certificate of the Secretary or an Assistant Secretary of the Company which shall certify the names of the officers of the Company authorized to sign this Agreement, the certificates for the Preferred Shares, and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers.

          (d) A certificate of the Chief Executive Officer, President and the Treasurer of the Company stating that the representations and warranties of the Company contained in Article III hereof and otherwise made by the Company in writing in connection with the transactions contemplated hereby are true and correct as of the time of the Closing and that all covenants or conditions required to be performed prior to or at the Closing have been performed as of the Closing.

          (e) The Company shall have obtained any consents or waivers necessary to be obtained at or prior to the Closing which are necessary for the execution, delivery and performance of this Agreement, the Voting Agreement, the terms of the Series A Preferred Stock, and the other agreements and instruments executed and delivered by the Company in connection herewith and to carry out the transactions contemplated hereby, and such consents and waivers shall be in full force and effect at the Closing. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Series A Preferred Stock and the other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

          (f) A Certificate of the Secretary of State of the State of Delaware as to the due incorporation and good standing of the Company and a certificate of the Secretary of State of each jurisdiction in which the Company is required to be qualified to do business as a foreign corporation shall have been provided to the Purchasers and their counsel.

          (g) Payment for the costs, attorneys' fees, due diligence and travel expenses, consulting fees if any, expenses, taxes and filing fees identified in
Section 8.04.

          (h) Each executive officer and/or Key Employee of the Company shall have entered into a two-year Non-Competition, Nondisclosure and Assignment of Inventions Agreement in the form attached as EXHIBIT B (collectively, the "NON-COMPETITION AGREEMENTS") and copies thereof shall have been delivered to counsel to the Purchasers.

          (i) The Board of Directors of the Company (the "BOARD") immediately following the Closing shall consist of not more than eight (8) members, which members shall include: David Halbert, the Chief Executive Officer of the Company; Jon Halbert, the President; four (4) persons designated by the Purchasers, initially Benno C. Schmidt, Peter M. Castleman, Stephen Green and Dr. Jeffrey Jay; and two (2) persons who are not employees of the Company, AHC or any Subsidiary and nominated by management of the Company (two of whom shall initially be Michael Ware and Mike Faulkner).

          (j) Each of the Purchasers, the Company, David Halbert, Jon Halbert, Dan Phillips, and Advance Health Care, Inc. ("AHC") shall have entered into the Voting Agreement in the form attached as EXHIBIT C hereto.

          (L) Indebtedness of the Company to commercial banks or other lenders, whether under a fixed term obligation or revolving line of credit, shall not exceed $1 million as of the Closing.

          (M) AHC shall promptly engage an investment banking firm to pursue the sale of the home care division of AHC, consisting of Advance Home Medical, Inc., Advance Home Care, Inc. and Advance Pharmacies, Inc, if such sale has not occurred within two months of the Closing.

          (N) AHC shall contribute to the Company 100% of the capital stock of each of AHP and APM, with the result being that APM and AHP shall be wholly-owned subsidiaries of the Company and AHC shall be the owner of 12,500 shares of Common Stock of the Company.

          (O) No intercompany allocations or payables shall be due from the Company to AHC as of the Initial Closing. The Company shall assume AHC's obligation to David R. Worley in the principal amount not to exceed $500,000, bearing interest at a annual rate of 6%, payable on demand, and maturing on September 30, 1993; the Company shall use its best efforts to replace such obligation to Worley through indebtedness with a commercial bank or other institutional lender.

     2.03. PROPOSED ACQUISITION OF PARADIGM PHARMACY MANAGEMENT, INC. The Purchasers acknowledge that the Company is pursuing the acquisition of Paradigm. In connection with the proposed acquisition of Paradigm, the Purchasers agree to purchase up to 6,000 shares of Series A Preferred Stock aggregating $6,000,000 to finance the acquisition of Paradigm pursuant to
Section 1.03(b). Such purchase shall be subject to approval of the terms of the transaction by two-thirds of the members of the Board of Directors of the Company (including two (2) Investor Directors). In the event the Company is unable to consummate the acquisition of Paradigm on terms mutually acceptable to the Company and the Purchasers, the Purchasers agree to purchase up to 6,000 shares of Series A Preferred Stock aggregating $6,000,000 to finance other acquisitions by the Company of other drug cost containment and mail order pharmacy firms, as and to the extent the terms of such acquisitions are approved in advance by two-thirds of the members of Board of Directors of the Company (including two (2) Investor Directors), pursuant to Section 1.03(b).

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants as of the Initial Closing as follows:

     3.01. ORGANIZATION AND STANDING OF THE COMPANY. The Company is an organized and existing corporation in good standing (both corporate and tax) under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted and to execute and deliver this Agreement and the Voting Agreement, to issue, sell and deliver the Preferred Shares and to perform its other obligations pursuant hereto and thereto. The Company is licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased or the nature of the activities conducted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

     3.02. CORPORATE ACTION. This Agreement, the Voting Agreement and the Preferred Shares have been duly authorized, executed and delivered on behalf of the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The Voting Agreement has been duly authorized, executed and delivered by the parties thereto and constitutes the legal, valid and binding obligations of such individuals or Advance Health Care, Inc., enforceable against each of them in accordance with its terms. The Preferred Shares have been duly authorized by the Board of Directors. The issuance, sale and delivery of the Preferred Shares, and the issuance and delivery of the Conversion Shares upon conversion of the Preferred Shares, have been duly authorized by all required corporate action. The Preferred Shares have been validly issued, are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and are free and clear of all liens, charges, restrictions, claims and encumbrances imposed (collectively, "ENCUMBRANCES") by or through the Company except as set forth in this Agreement and the Voting Agreement. The Conversion Shares have, as of the Closing, been duly reserved for issuance upon conversion of the Preferred Shares and, when so issued, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and will be free and clear of all Encumbrances imposed by or through the Company except as set forth in this Agreement and the Voting Agreement.

          Sufficient authorized but unissued shares of Common Stock have been reserved by appropriate corporate action in connection with the proposed conversion of the Preferred Shares. The issuance of the Preferred Shares and Conversion Shares will not be subject to preemptive rights, rights of first refusal or other preferential, contractual or statutory rights of the Company or any stockholder or other Person and will not conflict with any provision of any agreement to which the Company is a party or by which it is bound (other than this Agreement).

     3.03. GOVERNMENTAL APPROVALS. Except as set forth on EXHIBIT 3.03 and except for the filing of any notice prior or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which the Company covenants to make on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the National Association of Securities Dealers, Inc. or the Commission, is or will be necessary for, or in connection with, the execution and delivery by the Company of this Agreement, for the offer, issue, sale, execution or delivery of the Preferred Shares or for the performance by the Company of its obligations under this Agreement, the Voting Agreement or the terms of the Series A Preferred Stock.

     3.04. LITIGATION. Except as disclosed on EXHIBIT 3.04, there is no litigation or governmental proceeding or investigation pending or, to the Company's knowledge, threatened against the Company affecting any of its properties or assets, or, to the Company's knowledge, after reasonable inquiry, against any executive officer, Key Employee or the holder of more than five percent (5%) of the capital stock of the Company and which relates to the Company or its business. The Company is not aware of any presently-existing condition, facts or events on the basis of which any litigation, proceeding or investigation might properly be instituted which could have a Material Adverse Effect.

          Neither the Company nor, to its knowledge after reasonable inquiry, any executive officer, Key Employee or holder of more than five percent (5%) of the capital stock of the Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, where such default could have a Material Adverse Effect on the Company. There are no actions or proceedings pending or, to the Company's knowledge, threatened which could result, either in any case or in the aggregate, in any Material Adverse Effect, or which would call into question the validity of this Agreement or the terms of the Preferred Shares or the Voting Agreement.

          The foregoing paragraphs include, without limiting their generality, actions pending or threatened involving the prior employment or engagement of any of the Company's officers, Key Employees or consultants or their use in connection with the Company's business of any information or techniques allegedly proprietary to any of their former employers or to any other Person. Without limitation of the foregoing representations, a brief summary of the Company's litigation matters and the disposition of such matters is set forth on
EXHIBIT 3.04, in the manner required by Item 103 of Regulation S-K promulgated under the Securities Act, regarding litigation matters.

     3.05. CERTAIN AGREEMENTS OF OFFICERS AND EMPLOYEES. No Key Employee, nor, to the Company's knowledge, after reasonable inquiry, any employee or consultant of the Company is in violation of any term of any employment contract, patent disclosure, assignment of inventions or other proprietary information agreement, noncompetition or nonsolicitation agreement, confidentiality agreement, or any other similar agreement or restrictive covenant relating to the right of any such officer, employee or consultant to be employed or engaged by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others.

          No Key Employee of the Company whose termination, either individually or in the aggregate, could have a Material Adverse Effect on the Company, has terminated, or to the knowledge of the Company, has any present intention of terminating, his or her employment or engagement with the Company.

     3.06. COMPLIANCE WITH OTHER INSTRUMENTS. The Company is in compliance in all respects with the provisions of this Agreement, the Voting Agreement, and of its Charter and By-laws, each as amended and/or restated to date. The Company is in compliance in all respects with the terms and provisions of all agreements by which it is bound or to which it or any of its properties or assets are subject, where any breach or noncompliance could have a Material Adverse Effect. The Company has received no notice of any violation of any judgments, decrees, governmental orders, laws, statutes, rules or regulations by which it is bound or to which it or any of its properties or assets are subject, where any violation or noncompliance could have a Material Adverse Effect. Neither the execution and delivery of this Agreement, the Voting Agreement or the Preferred Shares has constituted or resulted in or will constitute or result in a default or violation of any material term or provision of any of the foregoing.

          A schedule of Indebtedness of the Company as of June 30, 1993 (including lease obligations required to be capitalized in accordance with applicable Statements of Financial Accounting Standards) is attached as
EXHIBIT 3.06.

     3.07. TITLE TO ASSETS, PATENTS. The Company has good and indefeasible title to such of its fixed assets as are real property, and good and indefeasible title to all of its other assets now carried on its books, including those reflected in the most recent balance sheet of the Company which is set forth on EXHIBIT 3.08, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business), free of any mortgages, pledges, charges, liens, security interests or other Encumbrances, except those indicated in EXHIBIT 3.07. To the Company's knowledge, the Company enjoys peaceful and undisturbed possession under all capital or operating leases under which it is operating, and all said leases are in full force and effect in all material respects.

          The Company owns or has a valid right to use the Intellectual Property Rights being used to conduct its business as now operated and as now proposed to be operated. A complete list of the licenses and registrations of such Intellectual Property Rights is attached hereto as EXHIBIT 3.07. The conduct of the Company's business as now operated and as now proposed to be operated does not and will not conflict with or infringe upon the intellectual property rights of others where such conflict or infringement could have a Material Adverse Effect. Except as set forth on EXHIBIT 3.07, the Company has not been notified of any claim, whether pending or threatened, against the Company and/or its employees and consultants to the effect that any such Intellectual Property Right owned or licensed by the Company, or which the Company otherwise uses, is invalid or unenforceable by the Company or, infringes upon the rights of others. Except as specified on EXHIBIT 3.07, the Company has undertaken no obligation to compensate any Person for the use of any such Intellectual Property Rights, whether by the payment of royalties, license fees or otherwise (or the intellectual property rights of any other Person), and the Company has not granted any Person any license or other right to use any of the Intellectual Property Rights of the Company, whether requiring the payment of royalties or not.

     3.08. FINANCIAL INFORMATION. The financial statements of the Company, including (i) the audited Financial Statements for the fiscal years ended March 31, 1992 and March 31, 1993, of Advance Health Care, Inc., (ii) the preliminary "draft" of audited financial statements of the Company and the Subsidiary as of March 31, 1993, and (iii) the Company's unaudited Statement of Income and Balance Sheet, as at June 30, 1993, attached hereto as EXHIBIT 3.08, present fairly the financial position of the Company as at the date or dates thereof and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (the "FINANCIAL STATEMENTS"), except, in the case of unaudited Financial Statements, for the absence of footnotes and normal year-end adjustments, which are not expected to be material in nature. Except as set forth in Exhibit 3.08, the Company does not have, and has no reasonable grounds to know of, any liability in excess of $94,000, contingent or otherwise, not adequately reflected in or reserved against in the Financial Statements and the notes thereto which could have a Material Adverse Effect. Except as set forth in EXHIBIT 3.08, since March 31, 1993, (i) there has been no adverse change in the business assets, operations, affairs, prospects or financial condition of the Company which could have a Material Adverse Effect; (ii) neither the business, financial condition, operations, prospects or affairs of the Company nor any of its properties or assets have been adversely affected as the result of any legislative or regulatory change, any revocation or change in any franchise, permit, license or right to do business, or any other event or occurrence, whether or not insured against, which could have a Material Adverse Effect; and (iii) the Company has not entered into any transaction other than in the ordinary course of business, made any distribution on its capital stock, or redeemed or repurchased any of its capital stock, except as set forth on EXHIBIT 3.08.

     3.09. TAXES. Except as set forth in EXHIBIT 3.09, the Company has timely filed and accurately prepared all federal, state and other tax returns required by law to be filed by it, and except as set forth in EXHIBIT 3.09, has paid or made provision for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been made and are reflected in the Company's Financial Statements for all current taxes and other charges to which the Company is subject and which are not currently due and payable. Except as set forth in EXHIBIT 3.09, none of the federal income tax returns of the Company has been audited by the Internal Revenue Service. Management is not aware of additional assessments, adjustments or contingent tax liability (whether federal or state) pending or threatened for any period, nor of any basis for any such assessment, adjustment or contingency. Neither the Company nor, to the Company's knowledge, any of its stockholders, has ever filed a consent pertaining to the Company pursuant to Section 341(f) of the Internal Revenue Code (the "CODE") relating to collapsible corporations.

          Prior to Closing, the Company's ability to deduct net operating losses for federal income tax purposes as set forth in the Financial Statements was not subject to limitation under Section 382 of the Code, but upon the Initial Closing, the Company believes that it will be subject to such limitation.

     3.10. ERISA. Except as set forth in EXHIBIT 3.10, the Company makes no contributions to any employee pension benefit plans for its employees which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     3.11. TRANSACTIONS WITH AFFILIATES. Except as set forth in EXHIBIT 3.11, there are no loans, leases, royalty agreements or other continuing transactions between (a) the Company or any of its customers or suppliers, and (b) any officer, employee, consultant or director of the Company or any Person owning five percent (5%) or more of the capital stock of the Company or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder.

     3.12. ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS. Except as set forth in EXHIBIT 3.12, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any other Person.

     3.13. INVESTMENTS IN OTHER PERSONS. Except as set forth in EXHIBIT 3.13, the Company has not made any loans or advances to any Person which is outstanding on the date of this Agreement in excess of $94,000 in the aggregate, nor is it committed or obligated to make any such loan or advance, nor does the Company own any capital stock, assets comprising the business of, obligations of, or any interest or investment in, any Person. The Company has those Subsidiaries listed in EXHIBIT 3.13.

     3.14. SECURITIES LAWS. Subject to the validity of the Purchasers' representations in Section 1.05, the Company has complied with all applicable federal and state securities laws in connection with the offer and sale of the Preferred Shares. Subject to the validity of the Purchasers' representations in
Section 1.05, neither the Company nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy the Preferred Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to require the registration of the Shares pursuant to the Securities Act or any state securities laws.

     3.15. DISCLOSURE. Neither this Agreement, the Financial Statements, nor any other written agreement, document, certificate, statement, furnished to any of the Purchasers or their special counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which made, not misleading. There is no fact within the knowledge of the Company which has not been disclosed herein or in writing by them to the Purchasers and which materially adversely affects, or in the future in their opinion may, insofar as they can now foresee, affect the business, operations, properties, Intellectual Property Rights, assets or condition, financial or other, of the Company and which could have a Material Adverse Effect.

     3.16. BROKERS OR FINDERS. Except as set forth in Exhibit 3.16, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a consultant, finder or broker because of any act or omission by the Company or its respective agents.

     3.17. CAPITALIZATION; STATUS OF CAPITAL STOCK. As of the Closing, the Company will have a total authorized capitalization consisting of: 30,000 shares of Common Stock, and 10,000 shares of Series A Preferred Stock. After giving effect to the transactions contemplated hereby, 12,500 shares of Common Stock will be issued and outstanding, and 4,000 shares of Series A Preferred Stock will be issued and outstanding, which Series A Preferred Stock will constitute immediately after the Initial Closing 24.24% of the issued and outstanding capital stock of the Company, calculated on a fully-diluted basis. The 4,000 shares of Series A Preferred Stock issued at the Initial Closing are initially convertible into 4,000 shares of Common Stock, at a conversion rate of one (1) share of Common Stock for each share of Series A Preferred Stock so converted, and subject to adjustment as set forth in EXHIBIT A. A complete list of the record shareholders of the Company is set forth in EXHIBIT 3.17 hereto.

          All the currently outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and non-assessable. The Preferred Shares when issued and delivered in accordance with the terms hereof, and the Conversion Shares, when issued and delivered upon conversion of the Preferred Shares, will be duly authorized, validly issued, fully-paid and non-assessable. Except for the Pool as defined in
Section 4.01(h), no options, warrants, subscriptions or purchase rights of any nature to acquire from the Company, or commitments of the Company to issue, shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities except as contemplated by this Agreement. The Company has reserved a total of 1,833 shares of its authorized but unissued Common Stock for the grant of options to employees, officers, consultants and directors under the Pool following the Initial Closing, and may reserve up to an aggregate of 2,278 shares of Common Stock under the Pool following the Second Closing.

          None of the Company's outstanding securities are subject to any contractual or statutory rights of redemption or repurchase, rights of first refusal, preemptive rights or other similar preferential rights for the benefit of the Company, any stockholder, or any other Person, except pursuant hereto and in the Voting Agreement. Except as set forth in EXHIBIT 3.17, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities and as otherwise contemplated by this Agreement and the Voting Agreement. Except as set forth in
EXHIBIT 3.17 and the Voting Agreement, there are no agreements or other arrangements concerning the voting, transfer or restrictions on transfer relating to the capital stock of the Company to which the Company (or any of its officers or directors) is a party. To the Company's knowledge the offer and sale of all capital stock and other securities of the Company issued before the Closing complied with or were exempt from all applicable federal and state securities laws, and the Company has received no notice of demand or request for rescission rights.

     3.18. REGISTRATION RIGHTS. Except as set forth on EXHIBIT 3.18 and except for the rights granted pursuant to Article V hereof, no Person has been granted any demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.

     3.19. INSURANCE. The Company carries insurance, in the amounts set forth in EXHIBIT 3.19, covering its properties and business as identified on
EXHIBIT 3.19.

     3.20. MATERIAL AGREEMENTS. Except as set forth in EXHIBIT 3.20, the Company is not a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would otherwise be required to be filed with the Commission as an exhibit to a registration statement on Form S-1. The Company and, to the best of Management's knowledge, each other party thereto are not in default of any of their material obligations required to be performed by them to date under the foregoing agreements. Except as set forth in EXHIBIT 3.20, the Company has received no notice of default and is not in default under any agreement now in effect to which the Company is a party or by which it or its property may be bound, the result of which, in any case or in the aggregate, could cause a Material Adverse Effect.

     3.21. ABSENCE OF CERTAIN DEVELOPMENTS. Except as provided in EXHIBIT 3.21 attached hereto, since March 31, 1993, the Company has not:

          (a) issued any stock, bonds or other corporate securities or any rights, options or warrants with respect thereto;

          (b) borrowed any amount or incurred or become subject to any liabilities (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the Company's business;

          (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities paid in the ordinary course of business;

          (d) declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock;

          (e) mortgaged or pledged any of its assets, tangible or intangible, or subjected them to any liens, charge or other encumbrance, except liens for current property taxes not yet due and payable;

          (f) sold, assigned or transferred any other tangible assets, or cancelled any debts or claims, except in the ordinary course of business;

          (g) sold, assigned or transferred any patents, patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights, or disclosed any proprietary confidential information to any persons except to customers in the ordinary course of business;

          (h) suffered any substantial losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

          (i) made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

          (j) made capital expenditures or commitments therefor that aggregate in excess of $50,000;

          (k) entered into any other transaction other than in the ordinary course of business, or entered into any other material transaction, whether or not in the ordinary course of business;

          (l)  made charitable contributions or pledges in excess of $10,000;

          (m) suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

          (n) experienced any problems with labor or management in connection with the terms and conditions of their employment; or

          (o) effected any two or more events of the foregoing kind which in the aggregate would have a Material Adverse Effect.

     3.22. ENVIRONMENTAL AND SAFETY LAWS. To the best of the Company's knowledge after due investigation, the Company is not in violation of any applicable federal, state or local statute, law, permit, license, ordinance or regulation relating to the environment or occupational safety and health, nor are any material expenditures required to comply with any such statute, permit, license, law or regulation.

     3.23. U.S. REAL PROPERTY HOLDING CORPORATION. The Company is not now and has never been during the last five calendar years a "United States Real Property Holding Corporation" as defined in Section 897(c)(2) of the Code and
Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue
Service.

     3.24. SUBSIDIARIES. The Company has two wholly-owned subsidiaries, Advance Home Prescriptions, Inc., a Delaware Corporation, and Advance Prescription Management, Inc., a Delaware corporation. Each of the Company's Subsidiaries is a duly organized and validly existing corporation in good standing in the jurisdiction of its organization and has all requisite power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted or as now proposed to be conducted.

     With respect to the representations and warranties of the Company set forth in this Article III, each of such representations and warranties is expressly modified to include appropriate references to the Company's Subsidiaries, as the case may be in each instance.


                                      ARTICLE IV

                               COVENANTS OF THE COMPANY

     4.01. AFFIRMATIVE COVENANTS OF THE COMPANY OTHER THAN REPORTING REQUIREMENTS. Without limiting any other covenants and provisions hereof, and except to the extent the following covenants and provisions of this Section 4.01 are waived in any instance by the holders of at least sixty percent (60%) of the outstanding Preferred Shares or as otherwise specifically approved by the Board of Directors, which approval includes the affirmative vote or consent of at least three (3) of the Investor Directors, the Company covenants and agrees that it will perform and observe the following covenants and provisions, and will cause each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

          (a) MAINTENANCE OF KEY MAN INSURANCE. Procure and maintain term life insurance on the life of David Halbert in the amount of $1,000,000 (or the maximum lower amount as to which he is insurable) for so long as that person remains an officer or Key Employee of the Company, the proceeds of which are payable to the Company. The Company will add a representative of the Purchasers, Canaan Capital Limited Partnership, as a notice party to such policy and will request that the issuer of such policy provide such party with at least thirty
(30) days' prior written notice before such policy is terminated (for failure to pay premium or otherwise) or assigned, or before any change is made in the designation of the beneficiary thereof.

          (b) BUDGETS APPROVAL. At least thirty (30) days prior to the commencement of the Company's March 31, 1995 fiscal year (i.e., at least thirty
(30) days prior to April 1, 1994), and each fiscal year thereafter, prepare and submit to, and obtain in respect thereof the approval of a majority of the members of the Board of Directors, a monthly operating budget in detail for each fiscal year, monthly operating expenses and profit and loss projections, quarterly cash flow projections, a capital expenditure budget for the fiscal year, and the terms and provisions of officers' compensation for such fiscal year. The Company will prepare, within forty-five (45) days following the Initial Closing, a revised budget for the 1994 fiscal year detailing a breakdown of expenses.

          (c) MEETINGS OF DIRECTORS, COMMITTEES AND OBSERVER RIGHTS. Hold meetings of the Board of Directors on not less than a quarterly basis or on four
(4) occasions per each fiscal year; hold meetings of each of the Company's Compensation Committee and Audit Committee of the Board of Directors not less than two (2) times a year; send to each Purchaser the notice of the time and place of such meeting in the same manner and at the same time as it shall send such notice to its directors or committee members, as the case may be; hold two
(2) separate meetings with representatives of the Purchasers during each calendar year; and permit each Purchaser or its designee to attend each meeting of any committee thereof and to participate in all discussions during each such meeting.

          (d) AGREEMENTS OF OFFICERS AND EMPLOYEES. Cause each officer of the Company or any Subsidiary hereafter employed to execute and deliver a noncompetition agreement in form and substance approved by a majority of the members of the Board of Directors.

          (e) BY-LAWS; MEETINGS AND INDEMNIFICATION. The Company shall use its best efforts to at all times cause its By-laws to provide that, (A) unless otherwise required by the laws of the state of its incorporation, (i) any two directors or (ii) any holder or holders of at least twenty-five percent (25%) of the outstanding shares of Series A Preferred Stock shall have the right to call a special meeting of the Board of Directors or Stockholders, and (B) a quorum for a meeting of the Board shall require the attendance of at least two Investor Directors (and any Committee shall require at least one Investor Director for calculation of a quorum); PROVIDED, HOWEVER, that if notice of a regularly scheduled meeting of the Board or any Committee thereof have been delivered to all directors of the Company no later than five (5) days prior to the scheduled date of such regularly scheduled meeting, then the calculation of any quorum for such meeting shall not require the attendance of an Investor Director. All special meetings of the Board of Directors or any Committee thereof shall be preceded by at least 72 hours prior written notice of such special meeting. The Company shall at all times maintain provisions in its By-laws or Certificate of

Incorporation indemnifying all directors against liability to the maximum extent permitted under the laws of the state of its incorporation.

          (f) EXPENSES OF DIRECTORS. Promptly reimburse each director of the Company for all of his reasonable out-of-pocket expenses (including travel and lodging) incurred in attending any Board of Directors' meeting or any committee thereof. Representatives of the Purchasers who do not serve as directors of the Company shall not be reimbursed for any such expenses of attending meetings of the Board of Directors or committee.

          (g) SIZE OF BOARD AND COMMITTEES. Fix and maintain the number of Directors on the Board of Directors of the Company at no more than nine (9) members and nominate four (4) nominees of the Purchasers to the Board of Directors; cause one Investor Director to be appointed to the Audit Committee and two (2) Investor Directors to the Compensation Committee of the Board of Directors; permit the Investor Directors to receive prior written notice of and to attend each meeting or teleconference of the Board of Directors and each committee thereof; and limit the size of the Compensation Committee of the Board of Directors to no more than four (4) members and the Audit Committee to no more than three (3) members.

          (h) EMPLOYEE OPTIONS. Unless otherwise agreed to by two-thirds of the members of the Board of Directors, all options which may be granted in the future to officers, employees or consultants (the "EMPLOYEE OPTIONS") shall be granted subject to the condition that any option, including the Employee Options, shall vest and become exercisable in not more than ten equal, semi-annual installments for a period of five years following the date of initial grant of the option, and shall be granted at a per share exercise price of not less than the greater of a twenty percent (20%) discount to the purchase price of the Preferred Shares or FAIR MARKET VALUE on the date of grant. No option or installment thereof shall be accelerated or subject to earlier exercisability without the prior written consent of two-thirds of the members of the Board of Directors.

          The Company agrees to establish a management option pool (the "POOL") equal to 1,833 shares of Common Stock as of the Initial Closing, or, if the Second Closing occurs, up to a maximum of 2,278 shares of Common Stock following the Second Closing. Sixty percent of the 10% pool will be allocated to the Chief Executive Officer (David Halbert) and President (Jon Halbert) at an exercise price of not less than eighty percent (80%) of the purchase price of the Preferred Shares and forty percent (40%) of the 10% pool (one quarter shall be allocated for the Chief Financial Officer, Dan Phillips) will be set aside for new and existing managers that will be allocated based on the recommendation of management and with the same per share exercise price of not less than eighty percent (80%) of the purchase price of the Preferred Shares. If a Public Offering occurs before the third anniversary of the Initial Closing, David Halbert's vesting will be recalculated on a three-year basis from the Initial Closing. Jon Halbert and Dan Phillips will have a five-year vesting schedule like all other managers. One hundred percent (100%) vesting for David and Jon Halbert and Dan Phillips will occur in the event of sale or merger with an outside corporation gaining 50% or greater ownership (but such 100% vesting shall not occur for all other employees). It is the current intent that management of Paradigm may be granted up to an additional 3% of the fully diluted Common Stock with whatever terms are negotiated by David Halbert (the "PARADIGM SHARES"), approved by the Board of Directors and with the consent of the holders of sixty percent (60%) of the Preferred Shares. The Paradigm shares shall be deducted from the Acquisition Pool as defined in Section 6.06(e).

     4.02. NEGATIVE COVENANTS OF THE COMPANY. From and after the Closing, the Company covenants and agrees that it will comply with and observe the following negative covenants and provisions, and will cause each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, if and when such Subsidiary exists, and will not, except as permitted below, without the written consent or written waiver of (i) the holders of at least sixty percent (60%) of the outstanding Preferred Shares, or
(ii) the approval of the Board of Directors, which approval shall include the affirmative vote or consent of at least three (3) Investor Directors:

          (a) DEALINGS WITH AFFILIATES. Without the prior approval and consent of a majority of the disinterested members of the Board of Directors, enter into any transaction, including, without limitation, any loans or extensions of credit or royalty agreements with any employee, consultant, officer or director of the Company or any Subsidiary or holder of ten percent (10%) of any class of capital stock of the Company or any Subsidiary, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such employees, consultants, officers, directors or 10% stockholders or members of their immediate families, on terms less favorable to the Company or any Subsidiary than it would obtain in a transaction between unrelated parties.

          (b) COMPENSATION TO OFFICERS. Amend, increase, modify or waive in any material respect any employment, benefit or compensation arrangement with any officer or Key Employee, or pay to any Key Employee, senior manager or officer compensation (including salary and bonus) which exceeds 115% of the prior year's compensation plan, except to the extent otherwise approved by a majority of the disinterested members of the Board of Directors or the Compensation Committee or as otherwise set forth as officer compensation for any fiscal year in a Business Plan or operating budget approved by a majority of the members of the Board of Directors.

          (c) MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. Without the prior approval and consent of two-thirds of the members of the Board of Directors (which shall include three (3) of the Investor Directors), sell or otherwise dispose of any shares of capital stock of any Subsidiary, or permit any Subsidiary to issue, sell or otherwise dispose of any shares or rights to acquire any of its capital stock or the capital stock of any Subsidiary; PROVIDED, HOWEVER, that the Company may liquidate, merge or consolidate any Subsidiary or Subsidiaries into or with itself, provided that the Company is the surviving entity, or into or with another Subsidiary or Subsidiaries, or the Company may sell all or a portion of any Subsidiary to the Company or any other Subsidiary, provided that after giving effect to the transaction, the Subsidiary continues to remain a member of the Company's "consolidated group" (with the Company as the parent organization) for tax and accounting purposes.

          (d) TRANSFERS OF TECHNOLOGY. Without the prior approval and consent of two-thirds of the members of the Board of Directors, transfer, sell, pledge, encumber, mortgage, dispose of, assign, lease, license or convey any ownership or interest in, or material rights relating to, any of its technology, or other Intellectual Property Rights to any Person where the loss of such rights would have a Material Adverse Effect; PROVIDED, HOWEVER, that this Section shall not apply to transfers, licenses, leases, or sublicenses of the Company's Intellectual Property Rights accomplished in the ordinary course of business.

          (e) DISTRIBUTIONS. Without the prior approval and consent of two-thirds of the members of the Board of Directors, declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital or make any distribution to its stockholders as such, or permit any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "DISTRIBUTIONS"), EXCEPT that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Company; PROVIDED, HOWEVER, that nothing herein contained shall prevent the Company from:

                 (i) effecting a stock split or declaring or paying any non-cash dividend consisting of shares of any class of capital stock to all holders of shares of such class of capital stock;

                (ii) redeeming any shares of capital stock of a deceased stockholder out of insurance held by the Company on that stockholder's life;

               (iii) complying with any specific provision of the terms of this Agreement, the Voting Agreement or the Series A Preferred Stock as set forth herein or in the Charter (including the optional redemption provisions of Article 6 or the dividend provisions of the Series A Preferred Stock);

                (iv) repurchasing any shares of capital stock of any director, officer, employee, consultant or other person or entity, subject to a stock repurchase agreement or stock restriction agreement under which the Company has the right but not the obligation to repurchase such shares in the event of termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship or otherwise pursuant to a right of first refusal by the Company on such transfer; PROVIDED, HOWEVER, each repurchase or payment which is optional under such agreement is approved in writing by two-thirds of the members of the Board of Directors; or

                 (v) distributing shares of capital stock of any Subsidiary to all stockholders of the Company on a pro rata basis based on voting power).

               (f) EXTRAORDINARY CORPORATE TRANSACTIONS. Take any corporate act or any agreement to take such action, or obligate itself to take any such action, if such action would:

                 (i) cause the Company to create, authorize or issue any class or series of capital stock (or options, warrants or other rights therefor) or debt security if such stock or debt ranks on a parity with or senior to the Series A Preferred Stock with respect to liquidation preferences, dilution protection, redemption rights, or payment of dividends, or otherwise having terms and conditions superior to the terms of the Preferred Shares that would impair or limit the Company's obligations under this Agreement;

                (ii) without the prior approval and consent of two-thirds of the members of the Board of Directors, cause or authorize any transaction, whether by merger, consolidation, reorganization, sale of capital stock or more than thirty percent (30%) of the Company's assets, or any other form of business combination or acquisition in which the Company or any Subsidiary is the object of any acquisition and in which control of the voting securities or assets of the Company or any Subsidiary are transferred in any way, directly or indirectly, to another Person and in which the Company or such Subsidiary is not the surviving entity or does not survive as a going concern (an "ACQUISITION Transaction");

               (iii) provide for the voluntary liquidation, dissolution or winding up of the Company;

                (iv) increase the size of the Board of Directors beyond nine (9) members;

                 (v) grant or authorize registration rights senior to or on a parity with the registration rights contained in Article V, if the grant of such registration rights would limit, restrict or impair the registration rights provided to the Purchasers under Article V hereof.

               (g) CORPORATE PARTNERING OR ACQUISITIONS. Without the prior approval and consent of two-thirds of the members of the Board of Directors,

                 (i) undertake or obligate itself to undertake any acquisition of or investment in another business entity outside of, not complementary to or substantially related to the principal line of business of the Company or any subsidiary; or

                (ii) accept or obligate itself to accept any investment in the Company or any Subsidiary by an outside corporate partner, whether debt or equity.

     4.03. REPORTING REQUIREMENTS. The Company will furnish the following to each Purchaser:

          (a) MONTHLY REPORTS: as soon as available and in any event within 30 days after the end of each calendar month, balance sheets, statements of income and retained earnings and a summary statement of monthly cash flow of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to the monthly budget or business plan and an analysis of the variances from the budget or business plan;

          (b) ANNUAL REPORTS: as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audited report for such year for the Company and its Subsidiaries, including therein consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated and consolidating statements of income and retained earnings and of changes in financial position of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all such consolidated statements to be duly certified by the chief financial officer of the Company and Arthur Anderson & Co., or another independent public accountant of recognized national standing approved by a of the members of the Board of Directors;

          (c) BUDGETS AND OPERATING PLAN: as soon as available and in any event at least 30 days before the beginning of each fiscal year of the Company, a business plan and monthly and quarterly operating budgets for the forthcoming fiscal year, and as soon as available and in any event within 30 days after the end of each calendar month, monthly comparisons against the business plan and monthly operating budgets;

          (d) NOTICE OF ADVERSE CHANGES: promptly after the occurrence thereof and in any event within five (5) business days after the Company becomes aware of each occurrence, provide notice to the Investor Directors of any Material Adverse Effect; and

          (e) REPORTS AND OTHER INFORMATION: promptly upon receipt, publication, commencement or occurrence provide to each Investor Director copies of all consulting reports, notices of all material actions, suits or proceedings, copies of all accountant's reviews and auditor's reports to management or similar management letters, and such other information as the Company shall make available to its directors or stockholders as the Purchasers shall reasonably request.

     4.04. U.S. REAL PROPERTY HOLDING CORPORATION. Except to the extent the following covenants and provisions of this Section 4.04 are waived in any instance by all of the Purchasers, the Company shall, and shall cause each Subsidiary, if and when such Subsidiary exists, to conduct its business and do or cause to be done any and all actions as are necessary, so that the Company and its Subsidiaries shall not at any time become a "UNITED STATES REAL PROPERTY HOLDING CORPORATION" as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

     4.05. TERMINATION OF ARTICLE IV. The obligations of the Company under Sections 4.01, 4.02 and 4.03 of this Article IV shall terminate and expire on the later to occur of (i) a Qualifying Public Offering or (ii) at such time when less than thirty percent (30%) of the aggregate Preferred Shares issued to the Purchasers under this Agreement remain outstanding.


                                      ARTICLE V

                                 REGISTRATION RIGHTS

     5.01. "PIGGY-BACK" REGISTRATIONS. If at any time the Company shall determine to register for its own account or the account of others under the Securities Act any of its equity securities (including pursuant to a demand for registration of any stockholder of the Company OTHER THAN holders exercising registration rights with respect to the Registrable Shares), it shall send to each holder of Registrable Shares, including each holder who has the right to acquire Registrable Shares, written notice of such determination and, if within fifteen (15) days after receipt of such notice, such holder shall so request in writing, the Company shall include in such registration statement all or any part of the Registrable Shares such holder requests to be registered. Nothing herein shall be construed so as to require the Company, in connection with any proposed offering, to engage the services of an underwriter under this Section
5.01 as,
for example, if the Company shall file a registration statement under Rule 415 of the Securities Act without the services or engagement of any underwriter.

          If, in connection with any offering involving an underwriting of Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of such Common Stock which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Shares with respect to which such holder has requested inclusion hereunder; PROVIDED, HOWEVER, subject to Section 5.17, that the Company shall not so exclude any Registrable Shares unless it has first excluded any securities to be offered and sold by officers and employees of the Company or by holders who do not have contractual, rights to include such securities (collectively, "EXCLUDABLE SHARES").

          Any exclusion of Registrable Shares shall be made pro rata among the Purchasers (or their assigns) seeking to include such shares, in proportion to the number of such shares held by such Purchasers (or their assigns). For purposes of making any such reduction, each Purchaser which is a partnership, together with the affiliates, partners and retired partners of such Purchaser, the estates and family members of any such partners and retired partners and of their spouses, and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "holder" of Registrable Shares, and any pro-rata reduction with respect to such "holder" shall be based upon the aggregate amount of shares of capital stock held by all entities and individuals included in such "holder", as defined in this proviso (and the aggregate amount so allocated to such "holder" shall be allocated among the entities and individuals included in such "holder" in such manner as such Purchaser may reasonably determine). No incidental right under this Section 5.01 shall be construed to limit any registration required under Section 5.02. The obligations of the Company under this Section 5.01 may be waived at any time upon the written consent of holders of sixty percent (60%) of the outstanding Registrable Shares.

          The obligations of the Company under this Section 5.01 shall expire on the fifth anniversary of the Company's Initial Public Offering (the "IPO"). This
Section 5.01 shall NOT apply to a registration of shares of Common Stock on Form S-8 or Form S-4 or their then equivalents relating to an offering of shares of Common Stock to be issued solely in connection with any acquisition of any entity or business or otherwise issuable in connection with any stock option or employee benefit plan.

     5.02. DEMAND REGISTRATIONS. Commencing with the earlier of six (6) months following the initial Public Offering or June 30, 1998, if on any occasion one or more holders of at least sixty percent (60%) of the Registrable Shares shall notify the Company in writing that it or they intend to offer or cause to be offered for public sale not less than fifty percent (50%) of the Registrable Shares, the Company will so notify all holders of Registrable Shares, including all holders who have a right to acquire Registrable Shares. Upon written request of any holder given within ten (10) days after the receipt by such holder from the Company of such notification, the Company shall cause such of the Registrable Shares as may be requested by any holder thereof (including the holder or holders giving the initial notice of intent to offer) to be registered under the Securities Act as expeditiously as possible.

          The Company shall not be required to effect more than two (2) registrations pursuant to this Section 5.02. If the Company determines to include shares to be sold by it or by other selling shareholders in any registration request pursuant to this Section 5.02, such registration shall be deemed to have been a "piggy back" registration under Section 5.01, and not a "demand" registration under this Section 5.02 if the holders of Registrable Shares are unable to include in any such registration statement at least seventy-five percent (75%) of the Registrable Shares initially requested for inclusion in such registration statement.

     5.03. REGISTRATIONS ON FORM S-3. In addition to the rights provided the holder of Registrable Shares in Sections 5.01 and 5.02 above, if the registration of Registrable Shares under the Securities Act can be effected on S-3 (or any similar form having similar requirements promulgated by the Commission), then upon the written request of one or more holders of at least sixty percent (60%) of the Registrable Shares, the Company will so notify each holder of Registrable Shares, including each holder who has a right to acquire Registrable Shares, and then shall, as expeditiously as possible, effect qualification and registration under the Securities Act on Form S-3 of all or such portion of the Registrable Shares as the holder or holders shall specify.

          The Company shall not be required to effect more than three (3) registrations in the aggregate pursuant to this Section 5.03 and not more than one during any twelve-month period. The Company's obligations under this Section
5.03 shall expire seven (7) years after the initial Public Offering. Any offering of Registrable Shares pursuant to this Section shall have a minimum market value of at least $2,000,000 of the securities so registered.

     5.04. EFFECTIVENESS. The Company will use its best efforts to maintain the effectiveness for up to 90 days (or such shorter period of time as the underwriters need to complete the distribution of the registered offering in any Company-primary offering, or six (6) months in the case of a "shelf" registration statement on Form S-3 pursuant to Section 5.02 or 5.03) of any registration statement pursuant to which any of the Registrable Shares are being offered, and from time to time will amend or supplement such registration statement and the prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation. The Company will also provide each holder of Registrable Shares with as many copies of the prospectus contained in any such registration statement as it may reasonably request.

     5.05. INDEMNIFICATION OF HOLDER OF REGISTRABLE SHARES. In the event that the Company registers any of the Registrable Shares under the Securities Act, the Company will indemnify and hold harmless each holder and each underwriter of the Registrable Shares (including their officers, directors, affiliates and partners) so registered (including any broker or dealer through whom such shares may be sold) and each Person, if any, who controls such holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, as incurred, and, except as hereinafter provided, will reimburse each such holder, each such underwriter and each such controlling Person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement under which such Securities were registered under the Securities Act, in any preliminary or amended preliminary prospectus or in the final prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act or any state securities laws applicable to the Company and relating to action or inaction required of the Company in connection with such registration.

          Notwithstanding the foregoing, the Company shall have no obligation to indemnify any holder, underwriter or controlling person if: (i) such untrue statement or omission was made in such registration statement, preliminary or amended preliminary prospectus or final prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such holder of Registrable Shares (in the case of indemnification of such holder), such underwriter (in the case of indemnification of such underwriter) or such controlling Person (in the case of indemnification of such controlling Person) expressly for use therein, or (ii) in the case of a sale directly by such holder of Registrable Shares (including a sale of such Registrable Shares through any underwriter retained by such holder of Registrable Shares to engage in a distribution solely on behalf of such holder of Registrable Shares), such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final or amended prospectus copies of which were delivered to such holder of Registrable Shares or such underwriter on a timely basis, and such holder of Registrable Shares failed to deliver a copy of the final or amended prospectus at or prior to the confirmation of the sale of the Registrable Shares to the person asserting any such loss, claim, damage or liability in any case where such delivery is required by the Securities Act.

          The indemnity provided in this Section 5.05 shall survive the transfer of any Registrable Shares by such holder or any termination of this Agreement.

     5.06. INDEMNIFICATION OF COMPANY. In the event that the Company registers any of the Registrable Shares under the Securities Act, each holder of the Registrable Shares so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed or otherwise participated in the preparation of the registration statement, each underwriter of the Registrable Shares so registered (including any broker or dealer through whom such of the shares may be sold) and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, applicable state securities laws or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the final prospectus (or in the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only to the extent that any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such holder of Registrable shares expressly for use therein; PROVIDED, HOWEVER, that such holder's obligations hereunder shall be limited to an amount equal to the proceeds received by such holder of Registrable Shares sold in any such registration.

     5.07.  INDEMNIFICATION PROCEDURES AND CONTRIBUTION.

          (a) CONDUCT OF INDEMNIFICATION PROCEEDINGS. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any person entitled to indemnification under Sections 5.05 or
5.06 above (an "INDEMNIFIED PARTY") in respect of which indemnity may be sought from any party who has agreed to provide such indemnification (an "INDEMNIFYING PARTY"), the Indemnifying Party shall assume the defense thereof, including the employment of counsel selected by the Indemnifying Party and reasonably satisfactory to such Indemnified Party, and shall assume the payment of all expenses. Such Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses or
(ii) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there is a conflict of interest on the part of counsel employed by the Indemnifying Party to represent such Indemnified Party, or there may be defenses available to the Indemnified party that are different form or in addition to those available to the Indemnifying Party and that the Indemnifying Party is not able to assert on behalf of or in the name of the Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Parties). The Indemnifying Party shall not be liable of any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

          (b) CONTRIBUTION. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which the Company or any holder of Registrable Shares exercising its rights under this
Article V, makes a claim for indemnification pursuant to Section 5.05 or 5.06, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding that Section 5.05 or 5.06 provides for indemnification, in such case, then, the Company and such holder of Registrable Shares will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the holder of Registrable Shares on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations or, if the allocation provided herein is not permitted by applicable law, in such proportion as shall be appropriate to reflect the relative benefits received by the Company and any holder of Registrable Shares from the offering of the Securities covered by such registration statement. The relative fault of the Company on the one hand and of the holder of Registrable Shares on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or by the holder of Registrable Shares on the other, and each party's relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; PROVIDED, HOWEVER, that, in any such case,
(A) no such holder of Registrable Shares will be required to contribute any amount in excess of the proceeds received by such holder of Registrable Shares offered by it pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

     5.08. EXCHANGE ACT REGISTRATION. The Company shall timely file with the Commission such information as the Commission may require under Section 13 or 15(d) of the Exchange Act;
and in such event, the Company shall use its best efforts to take all action pursuant to Rule 144(c) as may be required as a condition to the availability of Rule 144 or Rule 144A under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to such Common Stock. The Company shall furnish to any holder of Registrable Shares forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144(c), (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) such other publicly-filed reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any such Registrable Securities without registration. The Company agrees to use its best efforts to facilitate and expedite transfers of the Shares pursuant to Rule 144 under the Securities Act, which efforts shall include timely notice to its transfer agent to expedite such transfers of Shares and timely filing of all reports required to be filed with the Commission within any applicable time period (such as Form 10-K, Form 10-Q and Form 8-K).

     5.09. DAMAGES. The Company recognizes and agrees that the holder of Registrable Shares will not have an adequate remedy if the Company fails to comply with this Article V and that damages may not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by the holder of Registrable Shares or any other Person entitled to the benefits of this Article V requiring specific performance of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this Article V.

     5.10. FURTHER OBLIGATIONS OF THE COMPANY. Whenever under the preceding Sections of this Article V, the Company is required hereunder to register Registrable Shares, it agrees that it shall also do the following:

          (a) Furnish to each selling holder such copies of each preliminary and final prospectus and such other documents as said holder may reasonably request to facilitate the public offering of its Registrable Shares;

          (b) Use its best efforts to register or qualify the Registrable Shares covered by said registration statement under the applicable securities or "blue sky" laws of such jurisdictions as any selling holder may reasonably request; PROVIDED, HOWEVER, that the Company shall not be obligated to qualify to do business in any jurisdictions where it is not then so qualified or to take any action which would subject it to local taxation or the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject or to conform the composition of its assets at the time to the securities or "Blue Sky" laws of any jurisdiction;

          (c) Furnish to each selling holder a signed counterpart, addressed to the selling holders, of

               (i) an opinion of counsel for the Company, dated the effective date of the registration statement, and

               (ii) "comfort" letters signed by the Company's independent public accountants who have examined and reported on the Company's financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants,

covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' "comfort" letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' "comfort" letters delivered to the underwriters in underwritten public offerings of securities, but the Company shall be obligated hereunder only to the extent that the Company is required to deliver or cause the delivery of such opinion or "comfort" letters to the underwriters in an underwritten public offering of securities;

          (d) Permit each selling holder of Registrable Shares or his counsel or other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them, after reasonable advance notice and without undue interference with the operation of the Company's business;

          (e) Furnish to each selling holder of Registrable Shares a copy of all documents filed with and all correspondence from or to the Commission in connection with any such offering of securities;

          (f) Use its best efforts to insure the obtaining of all necessary approvals from the National Association of Securities Dealers, Inc (the "NASD"); and

          (g) Otherwise use its best efforts to comply with all applicable rules and regulations of the Commission.

          Whenever under the preceding Sections of this Article V the holders of Registrable Shares are registering such shares pursuant to any registration statement, each such holder agrees to (i) timely provide to the Company, at its request, such written information and materials as it may reasonably request in order to effect the registration of such Registrable Shares and (ii) convert all Preferred Shares to be included in any registration statement for shares of Common Stock, such conversion to be effective at the closing of such offering pursuant to such registration statement.

     5.11. EXPENSES. In the case of each registration effected under Section 5.01, 5.02 or 5.03, the Company shall bear all reasonable costs and expenses of each such registration on behalf of the selling holders of Registrable Shares, except as otherwise prohibited by state securities law or regulation, including, but not limited to, the Company's printing, legal and accounting fees and expenses, Commission and NASD filing fees and "Blue Sky" fees and expenses and the reasonable fees and disbursements of one counsel competent in securities matters for the selling holders of Registrable Shares in connection with the registration of their Registrable Shares; PROVIDED, HOWEVER, that the Company shall have no obligation to pay or otherwise bear any portion of the underwriters' commissions or discounts attributable to the Registrable Shares being offered and sold by the holders of Registrable Shares, or the fees and expenses of more than one counsel for the selling holders of Registrable Shares in connection with the registration of the Registrable Shares. The fees and expenses of such counsel to the selling holders shall not exceed $10,000 for any registration. The Company shall pay all expenses (including reasonable attorneys' fees subject to the limitations set forth immediately above) of the holders of the Registrable Shares in connection with any registration initiated pursuant to this Article V which is withdrawn, delayed or abandoned, except if such withdrawal, delay or abandonment is caused by the fraud, material misstatement or omission of a material fact to be included in writing in such registration by a holder of Registrable Shares, or other act attributable to the holders of Registrable Shares relating to violation of the provisions of this Agreement.

     5.12. APPROVAL OF UNDERWRITER. Any managing underwriter engaged in any registration made pursuant to Section 5.02 shall be a nationally recognized investment banking firm or, if not a nationally-recognized investment banking firm, then another investment banking firm which is approved in writing by the holders of sixty percent (60%) of the Registrable Shares requesting such registration.

     5.13. TRANSFERABILITY AND EXPIRATION OF REGISTRATION RIGHTS. For all purposes of Article V of this Agreement, the "holders of Registrable Shares" shall include Advance Health Care, Inc. and the Purchasers, and, in addition,
(i) any assignee or transferee for value of the Registrable Shares who acquires from any Purchaser at least twenty percent (20%) of the Registrable Shares purchased by any such Purchaser pursuant to this Agreement and who is not a competitor of the Company, or (ii) any general or limited partner or retired partner or any officer or director of any Purchaser or their affiliates who has received Registrable Shares as part of a distribution of shares without the payment of consideration pursuant to any partnership agreement or similar governing instrument, including, but not limited to, assignees who are immediate family members, trusts for estate planning purposes and personal representatives; provided, however, that any assignee or transferee agrees in writing to be bound by all of the provisions of this Agreement, including, without limitation, Section 5.14 hereof.

          With respect to any Registrable Shares held by any transferee or assignee referred to in clause (i) of the preceding paragraph, the registration rights set forth in Section 5.01 of this Article V shall terminate and expire when any such transferee or assignee holds less than one percent (1%) of the outstanding Common Stock (calculated assuming conversion of the Preferred Shares) and such transferee or assignee is otherwise eligible to sell to the public such Registrable Shares pursuant to the provisions of Rule 144(k) of the Securities Act.

     5.14. "LOCK-UP" AND MARKET STANDSTILL. Each holder of Registrable Shares agrees that in the event the Company proposes to offer for sale to the public any of its equity securities in any Public Offering (whether for its own account or the account of others, including the holders of Registrable Shares), and (1) if requested in writing by the Company and an underwriter of the proposed offering of Common Stock or other securities of the Company; AND (2) if all other "affiliates" and all 10% stockholders, directors and officers similarly situated are requested by the Company and such underwriter to sign, and actually do sign, any "Lock-Up Agreement" (as described herein), then such holder will agree to a restriction whereby he not sell, grant any option or right to buy or sell, or otherwise transfer or dispose of in any manner, to the public in open market transactions, any Common Stock or other securities of the Company held by it during whatever time period requested by the Company and the underwriter for restrictions on trading or transfer (the "LOCK-UP PERIOD") following the effective date of the registration statement of the Company filed under the Securities Act. The Company agrees that it will sign a Lock-Up Agreement upon substantially similar terms and conditions in the event of a registration effected pursuant to Section 5.02 or 5.03 hereof. Such agreements shall be in writing and in form and substance pursuant to customary and prevailing terms and conditions for such Lock-Up Agreements. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of the Lock-Up Period. Such Lock-Up Period shall not exceed 180 days in length.

     5.15. MERGERS OR ACQUISITION TRANSACTIONS. The Company shall not, directly or indirectly, enter into or agree to enter into any Acquisition Transaction in which the Company shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such transaction agree in writing to assume the obligations of the Company under Article V of this Agreement, and for that purpose references hereunder to Registrable Shares shall be deemed to be references to the securities which the Purchasers would be entitled to receive in exchange for Registrable Shares under any such Acquisition Transaction. The provisions of this Section 5.15 shall not apply in the event of any Acquisition Transaction in which the Company is not the surviving corporation if all stockholders are entitled to receive in exchange for their Registrable Shares consideration consisting solely of (i) cash, (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Securities Act, or (iii) securities of the acquiring corporation which the acquiring corporation has agreed to use its best efforts to register with the Commission within 90 days of completion of the transaction for resale to the public pursuant to the Securities Act.

     5.16. DELAY OF REGISTRATION. For a period not to exceed 120 days, the Company shall not be obligated to prepare and file, or be prevented from delaying or abandoning, a registration statement pursuant to this Agreement at any time when the Company, in its good faith judgment by the Board of Directors with the advice of counsel, reasonably believes:

          (a) that the filing thereof at the time requested, or the offering of Registrable Shares pursuant thereto, would materially and adversely affect (a) a pending or scheduled public offering or private placement of the Company's securities, (b) an acquisition, merger, consolidation or similar transaction by or of the Company, (c) pre-existing and continuing negotiations, discussions or pending proposals with respect to any of the foregoing transactions, or (d) the financial condition of the Company in view of the disclosure of any pending or threatened litigation, claim, assessment or governmental investigation which may be required thereby; and

          (b) that the failure to disclose any material information with respect to the foregoing would cause a violation of the Securities Act or the Exchange Act.

     5.17. CUT-BACK OF REGISTRATION RIGHTS. AHC shall be entitled to participate in the registration rights provided to the Purchasers in this Article V, except for Section 5.02. AHC and each of the Purchasers agree that if the number of Registrable Shares to be included in any registration statement covered by
Section 5.01 or 5.03 hereof is reduced at the request of the managing underwriter of any offering of Common Stock of the Company because such limitation is necessary to effect an orderly public distribution of equity securities of the Company, then the Purchasers and their assignees shall be entitled to include in such registration statement such number of Registrable Shares as is equal to twice the number of Registrable Shares as AHC is entitled to include in such registration statement, following the determination by such managing underwriter to reduce the number of Registrable Shares sought to be included in any registration statement.

                                      ARTICLE VI

                                 RIGHT OF FIRST OFFER

     6.01. RIGHT OF FIRST OFFER. Before the Company or any Subsidiary shall offer, issue, sell or exchange, agree or obligate itself to offer, issue, sell or exchange any (i) shares of Common Stock, (ii) any other equity security of the Company or any Subsidiary, including without limitation, shares of preferred stock, (iii) any convertible debt security of the Company or any Subsidiary, including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company or any Subsidiary, (iv) any security of the Company or any Subsidiary that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company or any Subsidiary, the Company or such Subsidiary shall, in each case, first offer to sell such securities (the "OFFERED SECURITIES") to the Purchasers and any other holder of more than three percent (3%) of the capital stock of the Company (for purposes of this Article VI, the Purchasers and such 3% holders are referred to as the "OFFEREE") at the time of any offering of Offered Securities as follows: the Company or such Subsidiary shall offer to sell to each Offeree: (a) that portion of the Offered Securities as the number of shares of Common Stock (calculated on an "as converted" basis) then held by Offeree bears to the total number of shares of Common Stock (calculated on an "as converted" basis) held by all Offerees (the "BASIC AMOUNT"), and (b) such additional portion of the Offered Securities as such Offeree shall indicate it will purchase should the other Offerees subscribe for less than their Basic Amounts (the "UNDERSCRIPTION AMOUNT"), at a price and on such other terms as shall have been specified by the Company in writing delivered to the Offerees (the "OFFER"), which Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from receipt of the Offer. For purposes of this Article VI, each Offeree which is a partnership shall be deemed to be the holder of shares of capital stock of the Company originally acquired by such Offeree which are transferred to and held by partners and retired partners of such Offeree, the spouse and members of the family of any such partner and such partners spouse and trusts for the benefit of any such person.

     6.02. NOTICE OF ACCEPTANCE. Notice of each Offeree's intention to accept, in whole or in part, any Offer made pursuant to Section 6.01 shall be evidenced by a writing signed by such Offeree and delivered to the Company prior to the end of the 20-day period of such offer, setting forth such of the Offeree's Basic Amount as such Offeree elects to purchase and, if such Offeree shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such Offeree shall elect to purchase (the "NOTICE OF ACCEPTANCE"). If the Basic Amounts subscribed for by all Offerees are less than the total Offered Securities, then each Offeree who has set forth Undersubscription Amounts in its Notice of Acceptance shall purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; PROVIDED, HOWEVER, that should the Undersubscription Amounts subscribed for exceed the difference between the Offered Securities and the Basic Amounts subscribed for (the "AVAILABLE UNDERSUBSCRIPTION AMOUNT"), each Offeree who has subscribed for any Undersubscription Amount shall purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Offeree bears to the total Undersubscription Amounts subscribed for by all Offerees, subject to equitable adjustment by the Board of Directors to the extent it reasonably deems necessary.

     6.03.  CONDITIONS TO ACCEPTANCES AND PURCHASE.

          (a) PERMITTED SALES OF REFUSED SECURITIES. In the event that Notices of Acceptance are not given by the Offerees in respect of all the Offered Securities at the end of the 30-day period, the Company shall have 180 days from the end of said period to sell any such Offered Securities as to which a Notice of Acceptance has not been given by the Offerees (the "REFUSED SECURITIES") to any Person or Persons, but only for cash and otherwise in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Persons or less favorable to the Company than those set forth in the Offer.

          (b) REDUCTION IN AMOUNT OF OFFERED SECURITIES. In the event the Company shall propose to sell less than all of the Refused Securities (any such sale to be in the manner and on the terms specified in Section 6.03(a) above), then each Offeree may reduce the number of shares or other units of the Offered Securities specified in its respective Notices of Acceptance to an amount which shall be not less than the amount of the Offered Securities which the Offeree elected to purchase pursuant to Section 6.02 multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Offeree so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Offerees in accordance with Section 6.01. If the Company shall propose to sell less than all of the Offered Refused Securities, then each Offeree shall reduce the number of Offered Refused Securities it wishes to purchase in a manner consistent with this Section 6.03.

          (c) CLOSING. Upon the closing of the sale to such other Persons of all or less than all the Refused Securities, the Offerees shall purchase from the Company, and the Company shall sell to the Offerees, the number of Offered Securities and/or Offered Refused Securities specified in the Notices of Acceptance, as reduced pursuant to
Section 6.03(b) if the Offerees have so elected, upon the terms and conditions specified in the Offer. The purchase by the Offerees of any Offered Securities and/or Offered Refused Securities is subject in all cases to the preparation, execution and delivery by the Company and the Offerees of a purchase agreement relating to such Offered Securities and/or Offered Refused Securities reasonably satisfactory in form and substance to the Company, the Offerees and any other purchasers and their respective counsel.

     6.04. FURTHER SALE. In each case, any Offered Securities or Offered Refused Securities not purchased by the Offerees or other Person or Persons in accordance with Section 6.03 may not be sold or otherwise disposed of until they are again offered to the Offerees under the procedures specified in Sections 6.01, 6.02 and 6.03.

     6.05. TERMINATION AND WAIVER OF RIGHT OF FIRST OFFER. The rights of the Offerees under this Article VI may be waived only upon the prior written consent of the holders of sixty percent (60%) in interest of the Preferred Shares and shall terminate immediately prior to the effectiveness of any registration statement with respect to any Qualified Public Offering, but expressly conditioned on the consummation of the Qualified Public Offering.

     6.06. EXCEPTION. The rights of the Offerees under this Article VI shall not apply to ("EXCLUDED ISSUANCES"):

          (a) Common Stock issued as a dividend to holders of Common Stock upon any subdivision or combination of shares of Common Stock;

          (b) Preferred Stock or Common Stock issued as a dividend to holders of Preferred Stock upon any subdivision or combination of shares of Common Stock;

          (c)  the Conversion Shares;

          (d) such number of shares of Common Stock, or options or warrants exercisable therefor (the "POOL"), issued on or after the date hereof to directors, officers, employees or consultants of the Company and any Subsidiary pursuant to any incentive, qualified or non-qualified stock option plan or agreement, employee stock ownership plan, employee stock purchase plan, employee benefit plan, employee stock bonus plan, stock purchase agreement, stock plan, stock restriction agreement, or consulting agreement or such other options, warrants, arrangements, agreements or plans involving the
     Common Stock of the Company as shall equal 1,833 shares of Common Stock as of the Initial Closing, or, if the Second Closing occurs, up to a maximum of 2,278 shares of Common Stock following the Second Closing; PROVIDED, HOWEVER, that the number set forth above may be increased from time to time or by the written consent of the holders of sixty percent

     (60%) of the outstanding shares of Series A Preferred Stock, or by the approval of the Board of Directors, which approval includes the affirmative vote or consent of at least three (3) Investor Directors;

          (e) shares of Common Stock (or options or warrants exercisable therefor) issued solely to employees, consultants or others in connection with the acquisition (whether by merger or otherwise) by the Corporation of all or substantially all of the capital stock or assets of any other entity or business organization (the "ACQUISITION POOL"), provided the issuance of such securities is approved by two-thirds of the members of the Board of Directors, and provided further that the aggregate number of shares of Common Stock issued pursuant to this paragraph does not exceed a number equal to 1,338 shares of Common Stock as of the Initial Closing, or, if the Second Closing occurs, up to a maximum of 1,662 shares of Common Stock following the Second Closing.

          Each of the foregoing numbers shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event.


                                     ARTICLE VII

                           DEFINITIONS AND ACCOUNTING TERMS

     7.01. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "ACCREDITED INVESTOR" shall have the meaning assigned to that term in Rule 501 under the Securities Act.

          "AGREEMENT" means this Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties, including all Exhibits and disclosure schedules hereto.

          "BOARD OF DIRECTORS" means the Board of Directors of the Company as constituted from time to time.

          "CLOSING" shall have the meaning assigned to that term in Section
1.03.

          "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act or Exchange Act.

          "COMMON STOCK" includes (a) the Company's Common Stock, $0.01 par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Company's Certificate of Incorporation, are entitled to vote for the election of a majority of directors of the Company, and
(c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

          "COMPANY" means Advance Pharmacy Services, Inc., a Delaware corporation, and its successors and assigns.

          "CONSOLIDATED" and "CONSOLIDATING" when used with reference to any term defined herein mean that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles consistently applied throughout reporting periods.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission (or of any other federal agency then administering the Exchange Act) thereunder, all as the same shall be in effect at the time.

          "INDEBTEDNESS" means (i) any liability for borrowed money or evidenced by a note or similar obligation given in connection with the acquisition of any property or other assets (other than trade or similar accounts payable incurred in the ordinary course of business); (ii) all guaranties, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, and
(iii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

          "INTELLECTUAL PROPERTY RIGHTS" means any and all domestic or foreign patents, patent applications, patent rights, trade secrets, confidential business information, formula, processes, notebooks, technical specifications, flow charts, logic diagrams, algorithms, inventions, discoveries, copyrights, mask works, software methodologies, claims of infringement against third parties, licenses, permits, license rights, contract rights with employees, consultants and third parties, trademarks, trademark rights, inventions and discoveries, and other such rights generally classified as intangible, intellectual property assets in accordance with generally accepted accounting principles.

          "INVESTOR DIRECTORS" mean those directors of the Company who are designated by Canaan Venture Limited Partnership and Whitney 1990 Equity Fund, L.P., initially Benno C. Schmidt, Peter M. Castleman, Stephen Green, and Dr. Jeffrey R. Jay.

          "KEY EMPLOYEE" means and includes the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, any Vice-President and the Treasurer of the Company, any director or vice president of operations, finance, research and development, general administration, sales, marketing, technology development, engineering, or other functional area of the Company, the head of any division or Subsidiary of the Company, or any other individual so designated by the Board of Directors of the Company.

          "MANAGEMENT" shall mean any one of David Halbert, Jon Halbert and Dan Phillips or any other person who is a successor President, Chief Executive Officer, Chief Operating Officer, Director or Chief Financial Officer or other successor to the positions of any of the foregoing individuals.

          "MATERIAL ADVERSE EFFECT" shall mean any event, circumstance or condition that would affect the Company's business, assets, liabilities, revenues, profitability, results of operations, financial condition, officers and Key Employees, or Intellectual Property Rights, if such effect would be both material and adverse to the Company or any Subsidiary.

          "NONDISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENT" shall have the meaning assigned to that term in Section 2.02.

          "NOTICE OF ACCEPTANCE" shall have the meaning assigned to that term in
Section 6.02.

          "OFFER" shall have the meaning assigned to that term in Section 6.01.

          "OFFERED SECURITIES" shall have the meaning assigned to that term in
Section 6.01.

          "PERSON" means an individual, corporation, partnership, joint venture, trust, university, or unincorporated organization, or a government or any agency or political subdivision thereof.

          "POOL" shall have the meaning assigned to that term in Section 4.01(h) of this Agreement.

          "PREFERRED SHARES" shall have the meaning assigned to that term in
Section 1.01, as modified by Section 1.02.

          "PUBLIC OFFERING" means any public offering of Common Stock of the Company for the account of the Company and/or selling securityholders and offered on a "firm commitment" or "best efforts" basis to the public pursuant to an offering registered under the Securities Act with the Commission on Form S-1, Form S-2, Form SB-2, Form S-3, Form S-18 or their then equivalents, including without limitation a Qualified Public Offering.

          "PURCHASER" and "PURCHASERS" shall have the meaning assigned to that term in Section 1.01 of this Agreement and shall include the original Purchasers and also any other holder of any of the Shares.

          "QUALIFIED PUBLIC OFFERING" means a fully underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Company of its Common Stock for its own account in which the aggregate gross proceeds actually received by the Company exceed $10,000,000 (calculated after deducting underwriters' discounts and commissions but before calculation of expenses), and in which the price per share is at least twice the original purchase price per share of the Preferred Shares.

          "REFUSED SECURITIES" shall have the meaning assigned to that term in
Section 6.03.

          "REGISTRABLE SHARES" shall mean and include (i) the Conversion Shares; and (ii) any shares of capital stock of the Company acquired by the Purchasers pursuant to Article VI hereof, including shares of Common Stock issuable on the conversion, exercise or exchange of other securities acquired by the Purchasers pursuant to Article VI hereof or otherwise; PROVIDED, HOWEVER, that shares of Common Stock which are Registrable Shares shall cease to be Registrable Shares upon the consummation of any sale to the public pursuant to a registration statement, or to the public pursuant to Rule 144 under the Securities Act. Wherever reference is made in this Agreement to a request or consent of holders of a certain percentage of Registrable Shares, the determination of such percentage shall include the Conversion

Shares even if conversion of the Preferred Shares has not yet been effected. Registrable Shares shall also mean and include the 12,500 shares of Common Stock currently held by Advance Health Care, Inc.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

          "SHARES" means, collectively, the Preferred Shares and the Conversion Shares.

          "SIGNIFICANT PURCHASER" means a Purchaser who, together with any of its affiliated funds or investment entities, holds, in the aggregate, at least $500,000 of the Preferred Shares purchased at the Closing.

          "SUBSIDIARY" or "SUBSIDIARIES" means Advance Home Prescriptions, Inc. and Advance Prescription Management, Inc. and any Person of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty-one percent (51%) of the outstanding voting shares of every class of such corporation or trust other than directors' qualifying shares.

          "UNDERSUBSCRIPTION AMOUNT" shall have the meaning assigned to that term in Section 6.01.

          "VOTING AGREEMENT" shall have the meaning assigned to that term in
Section 1.06.

     7.02. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.


                                     ARTICLE VIII

                                    MISCELLANEOUS

     8.01. NO WAIVER, CUMULATIVE REMEDIES. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     8.02. AMENDMENTS, WAIVERS AND CONSENTS. Any provision in the Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in, termination or amendments of or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company (i) shall obtain consent thereto in writing from the holder or holders of at least sixty percent (60%) of the outstanding Preferred Shares and/or Conversion Shares, and (ii) shall deliver copies of such consent in writing to any holders who did not execute such consent; provided that no consents shall be effective to reduce the percentage in interest of the Shares the consent of the holders of which is required under this Section 9.02. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     8.03. ADDRESSES FOR NOTICES. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telegraphed or delivered to each applicable party at the appropriate address.

          If to any other holder of the Shares: at such holder's address for notice as set forth in EXHIBIT 1.01 hereto or at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this Section.

          If to the Company: at the address set forth on page 1 hereof, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section.

          All such notices, requests, demands and other communications shall, when mailed (which mailing must be accomplished by first class mail, postage prepaid; electronic facsimile transmission (with confirming copy to follow by first class mail, postage prepaid); express overnight courier service; or registered or certified mail, postage prepaid, return receipt requested) or telegraphed. All notices shall be considered to be delivered three (3) days after dispatch in the event of first class or registered mail, and on the next succeeding business day in the event of facsimile transmission or overnight courier service.

     8.04. COSTS, EXPENSES AND TAXES. As a condition precedent, the Company agrees to pay at the Closing in connection with the preparation, execution and delivery of this Agreement and the issuance of the Preferred Shares at the Closing, the fees and expenses, not to exceed $75,000 in the aggregate, of counsel for each of the Purchasers, and the fees and expenses of any consultant(s) retained by the Purchasers, due diligence expenses

(including travel to the Company), and other expenses related to the transactions contemplated hereby. In addition, the Company shall pay the reasonable fees and out of pocket expenses of legal counsel, independent public accountants, consultants and other outside experts retained by the Purchasers in connection with any amendment or waiver to this Agreement requested by the Company, or the enforcement of this Agreement by the Purchasers. In addition, the Company shall pay any and all U.S. Federal or State stamp or similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Shares and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

     8.05. BINDING EFFECT, ASSIGNMENT. Except as provided in Section 5.13, this Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate its obligations hereunder or to assign its rights hereunder or any interest herein without the prior written consent of the holders of at least sixty percent (60%) of the outstanding Preferred Shares and/or Conversion Shares.

     8.06. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof for a period of one year from the effective date of this Agreement.

     8.07. PRIOR AGREEMENTS. This Agreement, the Voting Agreement, the terms of the Preferred Shares, and the other agreements or instruments executed and delivered herewith constitute the entire agreement between the parties and supersedes any prior understandings or agreements concerning the subject matter hereof.

     8.08. SEVERABILITY. The provisions of this Agreement, the Voting Agreement, and the terms of the Series A Preferred Stock (collectively, the "CLOSING AGREEMENTS") are severable and, in the event that any court of competent Jurisdiction shall determine that any one or more of the provisions or part of a provision contained in the Closing Agreements, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of the Closing Agreements, but the Closing Agreements shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

     8.09. CONFIDENTIALITY. Each Purchaser agrees that it will keep confidential and will not disclose or divulge any confidential, proprietary or trade secret information of the Company which such Purchaser (and any transferee) may obtain from the Company pursuant to financial statements, reports and other materials submitted by the Company to such Purchaser pursuant to this Agreement, or pursuant to visitation or inspection rights granted hereunder, unless such information is known, or until such information becomes known, to the public; PROVIDED, HOWEVER, that a Purchaser may disclose such information (i) on a confidential basis to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company, (ii) to any prospective purchaser of any Shares from such Purchaser as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section, (iii) to any affiliate or partner of such Purchaser, provided that such Person shall be bound by the confidentiality obligations of this Section, and
(iv) as required by applicable law. Each Purchaser further agrees that it will not sell, transfer, transmit or disseminate in any fashion any information, goods, services or other matter or thing received by, from or through the Company ("MATERIALS") into any foreign jurisdiction if such sale, transfer, transmission or dissemination would be in violation of any applicable Federal law or regulation governing the export, sale, transfer, transmission or dissemination of any such Materials.

     8.10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, and without giving effect to choice of laws provisions.

     8.11. HEADINGS. Article, section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     8.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

     8.13. FURTHER ASSURANCES. From and after the date of this Agreement, upon the request of the Purchasers, the Company shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Preferred Shares.

     8.14. PROHIBITION ON PURCHASE OF SHARES OF ADVANCE HEALTH CARE. Each of the Purchaser's covenants and agrees that neither it nor any of its affiliates will purchase shares of capital stock of AHC without first obtaining the approval of a majority of the Board of Directors of AHC. This covenant will expire upon the earlier of (a) the initial public offering of AHC capital stock or (b) the sale of all, or substantially all, of the stock or assets of AHC. Any purported transfer in violation of this section shall be null and void and shall not be registered in the books of AHC.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
                         [SIGNATURE PAGES IMMEDIATELY FOLLOW]

     IN WITNESS WHEREOF, this Preferred Stock Purchase Agreement has been executed as of the date and year first above written by the duly authorized officers and representatives of each of the undersigned Company and the Purchasers.

COMPANY:     PURCHASERS:

ADVANCE PHARMACY SERVICES,         CANAAN CAPITAL LIMITED PARTNERSHIP
 INC.
                                   By:   Canaan Capital Management L.P.,
                                         Its General Partner
By:
                                         By:  Canaan Capital Partners L.P.,
          Title:                                 Its General Partner

ADVANCE PRESCRIPTION
 MANAGEMENT, INC.                             By:/s/Stephen L. Green
                                                 General Partner

By:               CANAAN CAPITAL OFFSHORE LIMITED
                                   PARTNERSHIP C.V.
          Title:
                                   By:   Canaan Capital Management, L.P.,
                                         Its General Partner
ADVANCE HOME PRESCRIPTIONS,
 INC.             By:              Canaan Capital Partners L.P.,
                                         Its General Partner

By:
                                         By:/s/Stephen L. Green
          Title:                              General Partner


FOR PURPOSES OF                    /s/Stephen L. Green
ARTICLE V AND SECTION 8.14:        Stephen L. Green

ADVANCE HEALTH CARE, INC.
                                   /s/Jeffrey R. Jay, M.D.
                                   Dr. Jeffrey R. Jay

By:
                                   QUAI LTD.
          Title:

                                   By:

                                   Title:

     IN WITNESS WHEREOF, this Preferred Stock Purchase Agreement has been executed as of the date and year first above written by the duly authorized officers and representatives of each of the undersigned Company and the Purchasers.

COMPANY:     PURCHASERS:

ADVANCE PHARMACY                   CANAAN CAPITAL LIMITED PARTNERSHIP
SERVICES, INC.
                                   By:   Canaan Capital Management L.P.,
                                         Its General Partner
By:/s/David Halbert
                                         By:  Canaan Capital Partners L.P.,
          Title: CEO                             Its General Partner

ADVANCE PRESCRIPTION
MANAGEMENT, INC.                              By:
                                                 General Partner

By:/s/David Halbert                      CANAAN CAPITAL OFFSHORE LIMITED
                                    PARTNERSHIP C.V.
          Title: CEO
                                   By:   Canaan Capital Management, L.P.,
                                         Its General Partner
ADVANCE HOME
PRESCRIPTIONS, INC.                           By:  Canaan Capital Partners L.P.,
                                                 Its General Partner

By: /s/David Halbert
                                              By:
          Title: CEO                                General Partner


FOR PURPOSES OF
ARTICLE V ONLY:                          Stephen L. Green

ADVANCE HEALTH CARE, INC.

                                         Dr. Jeffrey R. Jay

By:/s/David Halbert                           QUAI LTD.

          Title: President
                                         By:

                                         Title:

     IN WITNESS WHEREOF, this Preferred Stock Purchase Agreement has been executed as of the date and year first above written by the duly authorized officers and representatives of each of the undersigned Company and the Purchasers.

COMPANY:     PURCHASERS:

ADVANCE PHARMACY                   CANAAN CAPITAL LIMITED PARTNERSHIP
SERVICES, INC.
                                   By:   Canaan Capital Management L.P.,
                                         Its General Partner
By:
                                         By:  Canaan Capital Partners L.P.,
          Title:                                 Its General Partner

ADVANCE PRESCRIPTION
MANAGEMENT, INC.                                 By:
                                                    General Partner

By:               CANAAN CAPITAL OFFSHORE LIMITED
                                    PARTNERSHIP C.V.
          Title:
                                   By:   Canaan Capital Management, L.P.,
                                         Its General Partner
ADVANCE HOME
PRESCRIPTIONS, INC.                By:   Canaan Capital Partners L.P.,
                                         Its General Partner

By:
                                                 By:
          Title:                                    General Partner


FOR PURPOSES OF
ARTICLE V ONLY:                    Stephen L. Green

ADVANCE HEALTH CARE, INC.

                                   Dr. Jeffrey R. Jay

By:               QUAI LTD.

          Title:
                                   By:/s/Dominique Liardet

                                   Title: Attorney-in-fact

                                              July 29, 1993

                                   PURCHASERS:


                                   J.H. WHITNEY & CO.



                                   By:/s/ Daniel J. O'Brien

                                   Title: Chief Financial Officer


                                   WHITNEY 1990 EQUITY FUND, L.P.


                                   By:/s/ Daniel J. O'Brien

                                   Title: Chief Financial Officer

                               CERTIFICATE OF AMENDMENT
                        TO THE CERTIFICATE OF INCORPORATION OF

                           ADVANCE PHARMACY SERVICES, INC.


     Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned corporation adopts the following Certificate of Amendment to its Certificate of Incorporation;

                                          I.

     The name of the corporation is Advance Pharmacy Services, Inc.

                                         II.

          The following amendment to the Certificate of Incorporation was adopted by the stockholders of the corporation on July 29, 1993. The amendment amends and restates Article 4 of the original Certificate of Incorporation and the full text of such provision is amended to read as follows:

          FOURTH: The Company is authorized to issue a total of forty thousand (40,000) shares of capital stock, consisting of thirty-five thousand (35,000) shares of Common Stock, all of a par value of $0.01 each, and ten thousand shares of Series A Preferred Stock (10,000), all of a par value of $0.01.

A.   DESCRIPTION AND DESIGNATION OF SERIES A PREFERRED STOCK

     1. DESIGNATION. A total of ten thousand (10,000) shares of the Company's Preferred Stock shall be designated the "SERIES A PREFERRED STOCK". All numbers relating to the calculation of cumulative dividends, liquidation preference per share, or redemption price per share of the Series A Preferred Stock shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred Stock.

     2.   DIVIDENDS.

          (a) CUMULATIVE DIVIDENDS. The holders of the outstanding shares of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends calculated without compounding, at the annual rate of eight percent (8%) per share of the Original Issue Price of the Series A Preferred Stock, or $80.00 per share. Such cumulative dividends shall accrue and accumulate from the date of original issuance. Cumulative dividends on the Series A Preferred Stock shall be payable if, as and when declared by the Board of Directors of the Company, and shall be payable, whether or not earned or

                                      EXHIBIT A
declared, only upon a liquidation as provided in Section 3 or upon a redemption as provided in Section 6.

          Dividends on the Series A Preferred Stock shall accrue from day to day on each share of Series A Preferred Stock from the date of original issuance of such share, whether or not earned or declared, and shall accrue until paid upon liquidation or redemption. Such dividends on the Series A Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for any class or series of capital stock of the Company junior to the Series A Preferred Stock, including the Common Stock.

          Upon conversion of the Series A Preferred Stock pursuant to Section 5 hereof, all such accrued and unpaid cumulative dividends on the Series A Preferred Stock to and until the date of such conversion shall not be due and payable and shall be forfeited.

          (b) PARTICIPATING DIVIDENDS. The Company shall not pay any cash dividends on its Common Stock without the consent or approval of two-thirds of the members of the Board of Directors. In the event that the Board of Directors of the Company shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), each holder of Series A Preferred Stock shall be entitled, in addition to any cumulative dividends to which it may be entitled under Section 2(a) hereof, to receive the amount of dividends as would be declared payable on the largest number of ~ hole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

     3.   LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or other payment is made to any holders of any shares of any class or series of capital stock: of the Company designated to be junior to the Series A Preferred Stock, including the Common Stock, and subject to the liquidation rights and preferences of any future class or series of preferred stock designated to be senior to, or on a parity with, the Series A Preferred Stock, the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes whether such assets are capital, surplus or earnings, an amount equal to the greater of:

               (i) $1,000 per share of Series A Preferred Stock (the "ORIGINAL ISSUE PRICE"), PLUS all declared or accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up; or

               (ii) such amount per share of Series A Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5 hereof.

          If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the full amounts to which they otherwise would be entitled, the holders of Series A Preferred Stock shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series A Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of the Series A Preferred Stock.

          After such payment shall have been made in full to the holders of the Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series A Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

          (b) TREATMENT OF REORGANIZATIONS, CONSOLIDATIONS, MERGERS, AND SALES OF ASSETS. A Reorganization (as defined in Section 5(i)) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 3; provided, however, that the holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock shall have the right to elect the benefits of the provisions of Section 5(i) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Company pursuant to this Section 3. The holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock have the right to bind the holders of all outstanding shares of Series A Preferred Stock under this Section 3(b) or Section 5(i).

          The provisions of this Section 3(b) and Section S(i) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, of which the Company is substantively the surviving corporation and operates as a going concern, of another corporation that is engaged in a business similar related to or complementary with the business of the Company and which does not involve a recapitalization or reorganization of the Series A Preferred Stock or Common Stock.

          (c) DISTRIBUTION OTHER THAN CASH. Whenever the distribution provided for in Section 2 or this Section 3 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Company. In the event of any dispute between the holders of the Series A Preferred Stock and the Company regarding the determination of the fair market value of non cash distributions, at the election of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, the Company shall engage a consulting or investment banking firm selected by the Board of Directors and approved by the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock (such approval not to be unreasonably withheld) to prepare an independent appraisal of the fair market value of such property to be distributed. The costs of such valuation shall be borne by the Company.

     4. VOTING POWER. Except as otherwise expressly provided in this instrument under Section 7 or as otherwise required by law, the holders of shares of Series A Preferred Stock and Common Stock shall vote together (or render written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Except as otherwise expressly provided in this Section 4 or Section 7 hereof, or as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

     5. CONVERSION RIGHTS. The holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

          (a) GENERAL. Subject to and in compliance with the provisions of this Section 5, any shares of the Series A Preferred Stock may, at the option of any holder, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Series A Preferred Stock being converted at any time.

          (b) APPLICABLE CONVERSION RATE. The conversion rate in effect at any time for the Series A Preferred Stock (the "APPLICABLE CONVERSION RATE") shall be the quotient obtained by dividing the Original Issue Price by the Applicable Conversion Value, calculated as provided in Section 5(c) below.

          (c) APPLICABLE CONVERSION VALUE. The Applicable Conversion Value in effect from time to time, except as adjusted in accordance with Section 5(d) hereof, shall be the Original Issue Price ($1,000) with respect to the Series A Preferred Stock (the "APPLICABLE CONVERSION VALUE").

          (d)  ADJUSTMENTS TO APPLICABLE CONVERSION VALUE.

               (A) UPON DILUTIVE ISSUANCES OF COMMON STOCK OR CONVERTIBLE SECURITIES. If the Company shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell any shares of its Common Stock or Common Stock Equivalents (as defined below) without consideration or at a price per share LESS THAN the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value, except as hereinafter provided, shall be lowered so as to be equal to the lowest Net Consideration Per Share (as hereinafter determined) received for each additional share upon such issuance of Common Stock or Common Stock Equivalents.

     The provisions of this Section 5(d)(A) may be waived in any instance (without the necessity of convening any meeting of stockholders of the Company) upon the written approval of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock.

               (B) UPON DILUTIVE ISSUANCES OF WARRANTS, OPTIONS AND PURCHASE RIGHTS TO COMMON STOCK OR CONVERTIBLE SECURITIES.

                    (1)  COMMON STOCK EQUIVALENTS.  For the purposes of this
     Section 5(d), the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock, or the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "COMMON STOCK EQUIVALENTS" and individually, a "COMMON STOCK EQUIVALENT"), shall be deemed an issuance of Common Stock with respect to adjustments in the Applicable Conversion Value if the Net Consideration Per Share (as hereinafter determined) which may be received by the Company for such Common Stock or Common Stock Equivalents shall be less than the Applicable Conversion Value in effect at the time of such issuance

                    Any obligation, agreement or undertaking to issue Common Stock or Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section S(d)(B) upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents if any adjustment shall previously have been made upon the original issuance of any such Common Stock Equivalents as above provided.

                    (2) DECREASES IN NET CONSIDERATION PER SHARE AND RETROACTIVE ADJUSTMENT UPON EXPIRATION OF COMMON STOCK EQUIVALENTS. Should the Net Consideration Per Share of any such Common Stock or Common Stock Equivalents (even if issued or granted and outstanding as of the date of filing of this instrument or hereafter) be decreased from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value will be that which would have been obtained (1) had the adjustments made upon the issuance of such Common Stock Equivalents been made upon the basis of the actual Net Consideration Per Share of such securities, and (2) had the adjustments made to the Applicable Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Applicable Conversion Value as adjusted pursuant to clause (1) above. Any adjustment of the Applicable Conversion Value with respect to this paragraph which relates to any Common Stock Equivalents shall be disregarded if, as, and when such Common Stock Equivalents expire or are cancelled without being exercised, so that the Applicable Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Applicable Conversion Value for the Series A Preferred Stock that would have been in effect had the expired or cancelled Common Stock Equivalents not been issued.

                    (3) DEFINITION OF NET CONSIDERATION PER SHARE. For purposes of this paragraph, the "NET CONSIDERATION PER SHARE" which may be received by the Company shall be determined as follows:

                         (a) The "NET CONSIDERATION PER SHARE" shall mean the amount equal to the total amount of consideration, if any, received by the Company for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Company upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

                         (b) The "NET CONSIDERATION PER SHARE" which may be received by the Company shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward pricing adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

               (C) STOCK DIVIDENDS FOR HOLDERS OF CAPITAL STOCK OTHER THAN COMMON STOCK. In the event that the Company shall make or issue, or shall fix a record date for the determination of holders of any capital stock of the Company (other than holders of Common Stock) entitled to receive a dividend or other distribution payable in Common Stock or securities of the Company convertible into or otherwise exchangeable for shares of Common Stock of the Company, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for a consideration of $.01, except for (i) dividends payable in shares of Common Stock: payable pro rata to holders of Series A Preferred Stock and to holders of any other class of stock (whether or not paid to holders of any other class of stock), or (ii) with respect to the Series A Preferred Stock, dividends payable in shares of Series A Preferred Stock; PROVIDED, HOWEVER, that holders of any shares of Series A Preferred Stock shall be entitled to receive in place of such Series A Preferred Stock the shares of Common Stock for which the shares of Series A Preferred Stock are then convertible.

               (D) CONSIDERATION OTHER THAN CASH. For purposes of this Section 5(d), if a part or all of the consideration received by the Company in connection with the issuance of shares of the Common Stock or Common Stock Equivalents consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Company. In the event of any dispute between the holders of the Series A Preferred Stock and the Company regarding the determination of fair market value, at the option of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, the Company shall engage a consulting firm or investment banking firm, selected by the Board of Directors and approved by the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock (such approval not to be unreasonably withheld), to prepare an independent appraisal of the fair market value of such property to be distributed. The costs of such valuation shall be borne by the Company.

               (E) EXCEPTIONS TO ANTI-DILUTION ADJUSTMENTS: BASKET FOR RESERVED EMPLOYEE SHARES. This Section 5(d) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below). Further, the anti- dilution protection provisions of this
Section 5(d) shall not apply with respect to:

                    (1) the grant, issuance or sale of up to a maximum of such number of shares of Common Stock, or the grant of options, warrants or other rights exercisable therefor, issued or issuable after the original issue date of the Series A Preferred Stock to directors, officers, employees, consultants and others pursuant to any incentive or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock issuance or restricted stock agreement, stock ownership plan (ESOP), consulting agreement, or such other options, issuances, arrangements, agreements or plans ("Employee Options") approved by a majority of the members of the Board of Directors; PROVIDED, HOWEVER, that such number of shares of Common Stock available for issuance upon exercise of the Employee Options shall equal 1,833 shares of Common Stock as of the Initial Closing (as such term is defined in the Purchase Agreement), or if a Second Closing (as such term is defined in the Purchase Agreement) occurs, up to a maximum of 2,278 shares of Common Stock following the Second Closing.

                    (2) shares of Common Stock (or options or warrants exercisable therefor) issued solely to employees, consultants or others in connection with the acquisition (whether by merger or otherwise) by the Company of all or substantially all of the capital stock or assets of any other entity or business organization, provided the issuance of such securities is approved by a majority of the members of the Board of Directors and provided that the aggregate number of such shares of Common Stock shall equal a maximum of 1,337 shares of Common Stock as of the Initial Closing, or if a Second Closing occurs, 1,662 shares of Common Stock following the Second Closing.

     The foregoing numbers of shares of Common Stock may be increased from time to time (i) by a vote of two-thirds of the members of the Board of Directors of the Company (including at least three (3) directors who serve as the designees or nominees of the holders of the Series A Preferred Stock), or (ii) by the written consent of the holders of at least sixty percent (60%) of the outstanding shares of Series A Preferred Stock.

     The foregoing numbers shall be subject to a proportionate adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the Common Stock.

          (e) UPON EXTRAORDINARY COMMON STOCK EVENTS. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Applicable Conversion Value (and all other conversion values set forth in Section 5(d) above) shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Applicable Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

          An "EXTRAORDINARY COMMON STOCK EVENT" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or revel se stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

          (f) AUTOMATIC CONVERSION UPON PUBLIC OFFERING OR ELECTION OF SERIES A PREFERRED STOCK.

               (i)  MANDATORY CONVERSION OF PREFERRED STOCK.  Immediately

          (A) prior to the closing of an underwritten public offering on a firm commitment basis pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, on Form S-l (or its equivalent) covering the offer and sale of Common Stock for the account of the Company in which the Company actually receives net proceeds equal to or greater than $10,000,000 (calculated after deducting underwriters' discounts and commissions but before calculation of expenses), and at a price per share greater than twice the Original Issue Price; or

          (B) upon the approval, set forth in a written notice to the Company, of the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, of an election to convert Series A Preferred Stock into Common Stock, then, all outstanding shares of Series A Preferred Stock shall be converted automatically into the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible pursuant to Section 5 hereof, as of the closing and consummation of such underwritten public offering, or the stated date of approval of such holders of Series A Preferred Stock, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent.

               (ii) SURRENDER OF CERTIFICATES UPON MANDATORY CONVERSION. Upon the occurrence of the conversion events specified in the preceding paragraph
(i), the holders of the Series A Preferred Stock shall, upon notice from the Company, surrender the certificates representing such shares at the office of the Company or of its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which such conversion occurred. The Company shall not be obligated to issue such certificates unless certificates evidencing the shares of Series A Preferred Stock being converted are either delivered to the Company or any such transfer agent, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith.

          (g) DIVIDENDS. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in Section 5(k)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series A Preferred Stock.

          (h) CAPITAL REORGANIZATION OR RECLASSIFICATION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (OTHER THAN a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Company's capital stock or assets to any other person), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such event, all subject to further adjustment as provided herein.

          (i) CAPITAL REORGANIZATION, MERGER OR SALE OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger, or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's capital stock or assets to any other person, or any other form of business combination, acquisition or reorganization in which control of the Company is transferred (a "REORGANIZATION"), then, as a part of and a condition to such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization, to which such holder would have received if such holder had converted its shares of Series A Preferred Stock into shares of Common Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 so that the provisions of this Section 5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

          The holders of sixty percent (60%), of the outstanding shares of Series A Preferred Stock shall, upon the occurrence of a Reorganization, as such events are more fully set forth in the first paragraph of this Section 5(i), have the option of electing treatment of the shares of Series A Preferred Stock under either this Section 5(i) or Section 3 hereof, notice of which election shall be submitted in writing to the Company at its principal offices no later than five (5) days before the effective date of such event. If no such written election shall be made, the provisions of Section 3(b), and not this Section 5(i), shall apply. The holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock have the right to bind the holders of all outstanding shares of Series A Stock.

          The provisions of this Section 5(i) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the sate of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, of which the Company is substantively the surviving corporation and operates as a going concern, of another corporation that is engaged in a business similar or related to or complementary with the business of the Company and which does not involve a recapitalization or reorganization of the Series A Preferred Stock or Common Stock.

          (j) CERTIFICATE TO ADJUSTMENTS; NOTICE BY COMPANY. In each case of an adjustment or readjustment of the Applicable Conversion Rate, the Company at its expense will furnish each holder of Series A Preferred Stock with a certificate prepared by the Treasurer of Chief Financial Officer of the corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

          (k) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate(s) representing the shares being convened to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate(s) representing the shares of Series A Preferred Stock being converted, shall be the "CONVERSION DATE". As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in
Section 5(1), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (l) CASH IN LIEU OF FRACTIONAL SHARES. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Company shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share Series A Preferred Stock being converted.

          (m) PARTIAL CONVERSION. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are convert he Company shall execute ant deliver to or on the order of the holder, at the expense of the

Company, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

          (n) RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (o) NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock.

          (p)  SPECIAL MANDATORY CONVERSION.

               (i) PLAY OR LOSE PROVISION. When any holder of shares of Series A Preferred Stock is entitled to exercise its right of first offer as set forth in Article VI of the Purchase Agreement (the "RIGHT OF FIRST OFFER") with respect to any equity financing (the "EQUITY FINANCING") of the Company which would result in a reduction of the Applicable Conversion Value, and (i) the Company has fully complied in all material respects with its obligations pursuant to Article VI of the Purchase Agreement in respect thereof, and (ii) the provisions of the Right of First Offer have not been waived or eliminated by the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, if such holder (a "NON-PARTICIPATING HOLDER") does not, by exercise of such holder's Right of First Offer, acquire at least his Special Proportionate Percentage (as hereinafter defined) of the Allocated Offered Securities (as hereinafter defined) offered to all holders of the Series A Preferred Stock in such Equity Financing (a "MANDATORY OFFERING"), then, in the case of holders of Series A Preferred Stock, all of such holder's shares of Series A Preferred Stock shall automatically and without further action on the part of such holder be converted effective subject to and concurrently with consummation of the Mandatory Offering (the "MANDATORY OFFERING DATE") into the number of shares of Common Stock into which such shares were convertible immediately prior to such Equity Financing. Upon such conversion, the shares of Series A Preferred Stock so converted shall be cancelled and not subject to reissuance. As used in this subsection (p), the following terms shall have the following meanings:

                    (A) "ALLOCATED OFFERED SECURITIES" shall mean as to any holder of Series A Preferred Stock that portion of the gross amount of offered securities which has expressly been allocated for purchase by the holders of the Series A Preferred Stock as a group, it being understood that for purposes of this subsection that Allocated Offered Securities may represent an amount of offered securities that is less (but in no event greater) than the amount of securities which the Company is otherwise required to offer to the holders of Series A Preferred Stock pursuant to the Right of First Offer under the Purchase Agreement;

                    (B) "SPECIAL PROPORTIONATE PERCENTAGE" shall mean as to any holder of Series A Preferred Stock, that percentage figure which expresses the ratio which (x) the number of shares of outstanding Series A Preferred Stock then owned by such holder bears to (y) the aggregate number of shares of Series A Preferred Stock held by all holders of shares of Series A Preferred Stockholder. For purposes of this Section 5(o), each holder of Series A Preferred Stock which is a partnership shall be deemed to be the owner of shares of capital stock of the Company originally acquired by such partnership which have been transferred to and are held by partners and retired partners of such partnership, the spouse and members of the family of any such partner and trusts for the benefit of any such person.

               (ii) SURRENDER OF CERTIFICATES. The holder of any shares of Series A Preferred Stock converted pursuant to this Section 5(p) shall deliver to the Company during regular business hours at the office of the Company, or at such other place as may be designated by the Company, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank to the Company. As promptly as practicable thereafter, the Company shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Common Stock to which such holder is entitled. The person in whose name the certificate for such Common Stock is to be issued shall be deemed to have become a stockholder of record on the Mandatory Offering Date unless the transfer books of the Company are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open. If the Non-Participating Holder fails to tender the shares of Series A Preferred Stock, the Company may cancel the shares of Series A Preferred Stock not so tendered on the books of the Company and reissue such number of shares of Common Stock to be received upon conversion.

     6.   REDEMPTION RIGHTS OF SERIES A PREFERRED STOCK.

          (a) OPTIONAL REDEMPTION. On the written request of the holders of sixty percent (60%) of the then outstanding shares of Series A Preferred Stock (the "REQUESTING HOLDERS"), delivered to the Company on or after August 4, 1999 (the "REDEMPTION REQUEST"), the Company shall redeem such number of shares of Series A Preferred Stock then held by each Requesting Holder as shall be specified in such notice by such Requesting Holders. The redemptions pursuant to this Section 6(a) shall be made in three equal, annual installments, the first on a date to be specified in the Redemption Notice (which date shall be not less than 45 days after the date of the Redemption Notice) (the "INITIAL REDEMPTION DATE"), and the second and third installments on each of the first and second anniversary dates of the Initial Redemption Date (collectively, the "REDEMPTION DATES").

          The redemption price for each share of Series A Preferred Stock redeemed pursuant to this Section 6 shall be the greater of: (i) the Original Issue Price per share plus all accrued and unpaid dividends, whether or not earned or declared, on such shares up to and including the date fixed for redemption, or (ii) the Fair Market Value per share of the Series A Preferred Stock (as defined below) (the "SERIES A REDEMPTION PRICE"). Each redemption of shares of Series A Preferred Stock shall be made pro rata among all holders of Series A Preferred Stock. No Redemption Request shall be initiated unless the Company has earnings after interest charges but before taxes, calculated in accordance with generally accepted accounting principles consistently applied, of at least $1,500,000, as reflected on its statement of operations for the twelve-month period preceding the month in which any Redemption Request is initiated.

          The Fair Market Value shall be calculated, as of each such date of redemption, in the following manner:

               (i) if the Company's Common Stock or Preferred Stock is then traded on any nationally-recognized stock exchange (e.g., New York Stock Exchange, American Stock Exchange or Pacific Stock Exchange) or quoted on the NASDAQ National Market System, the average of the closing sale prices for the twenty (20) consecutive trading days preceding the Redemption Date, as reported by such exchange or system;

               (ii) if the Company's Common Stock or Preferred Stock is then traded on the NASDAQ over-the-counter market or Small-Cap market, the average of the average of the closing bid and closing asked prices for the twenty (20) consecutive trading days preceding the date of any Redemption Date, as reported in THE WALL STREET JOURNAL or by any market maker; or

               (iii) if the Company's Common Stock or Preferred Stock is not so quoted or publicly traded, then as determined by an independent investment banking firm acceptable to the holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock, upon a review of all relevant factors, including, without limitation, the price at which shares of the Company's Common Stock could reasonably be expected to be sold in an arms'-length transaction, for cash, other than on an installment basis, to a person not employed by, controlled by, in control of or under common control with the Company, which determination by the disinterested members of the Board of Directors shall give due consideration to recent transactions involving shares of the Common Stock or Preferred Stock, if any; revenues, operating cash flow and earnings of the Company to the date of such determination; projected revenues, operating cash flow ant earnings of the Company for the twelve-month period following the date of any determination; determined on the basis of the value of the Company as a going concern, on the basis of the shares of Series A Preferred Stock being free of all restrictions on transfer imposed by any agreement or relevant securities laws, but including any reduction in such value due to the illiquidity or absence of any established trading market for the Common Stock; on the basis of discounted cash flow analysis, a comparison of price/earnings ant revenue multiples of comparable, publicly-traded companies within the same industry, and comparisons of market value and market capitalization of comparable companies within the same industry; on the basis of an evaluation of the strength of the Company's products, markets, management and distribution channels; and such other matters as the disinterested members of the Board of Directors deem pertinent.

          (b) REDEMPTION NOTICE. At least 30 days prior to the Redemption Date, written notice (hereinafter referred to as the "REDEMPTION NOTICE") shall be mailed, first class or certified mail, postage prepaid, by the Company to each holder of record of Series A Preferred Stock which is to be redeemed, at its address shown on the records of the Company; PROVIDED, HOWEVER, that the Company's failure to give such Redemption Notice shall in no way affect its obligation to redeem the shares of Series A Preferred Stock as provided in
Section 6(a) hereof. The Redemption Notice shall contain the following information:

               (i) the number of shares of Series A Preferred Stock held by the holder which shall be redeemed by the Company and the total number of shares of Series A Preferred Stock held by all holders to be so redeemed;

               (ii) the Redemption Dates and the Series A Redemption Price; and

               (iii) that the holder is to surrender to the Company, at the place designated therein, its certificate or certificates representing the shares of Series A Preferred Stock to he redeemed.

          (c) SURRENDER OF CERTIFICATES. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Company at the place designated in the Redemption Notice, and thereupon the Series A Redemption Price for such shares as set forth in this
Section 6 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be cancelled and retired. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series A Preferred Stock which were not redeemed.

          (d) DIVIDENDS AND CONVERSION AFTER REDEMPTION. No shares of Series A Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to Section 2 hereof or to the conversion provisions set forth in
Section 5 hereof; provided, however, that the Company has duly paid the Series A Redemption Price therefor.

          (e)  INSUFFICIENT FUNDS FOR REDEMPTION.

               (i) PARTIAL REDEMPTION. If the funds of the Company legally available for redemption of the Series A Preferred Stock on the Redemption Date are insufficient to redeem the number of shares of Series A Preferred Stock to be so redeemed on such Redemption Date, the holders of shares of Series A Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Redemption Date were redeemed in full. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein, notwithstanding
     Section 6(d) above. Furthermore, the rights of the holders of the Series A Preferred Stock under Section 4(c)(i)(a) shall have been automatically triggered.

               (ii) REMEDIES FOR DEFAULT. At any time thereafter when additional funds of the Company are legally available for the redemption of such shares of Series A Preferred Stock, such funds will be used, as soon as practicable but no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above, except that the redemption price for each share of Series A Preferred Stock shall be the Series A Redemption Price PLUS that amount which represents interest on the Series A Redemption Price, calculated from the Redemption Date to the date of actual redemption, compounded on a monthly basis, based on an interest rate equal to eight percent (8%) per annum (such interest rate to apply to the forthcoming calendar month, or portion thereof).

               (iii)     CONVERSION OF PREFERRED STOCK INTO PROMISSORY NOTE.
     The holders of sixty percent (60%) of the outstanding shares of Series A Preferred Stock shall be entitled, at their sole discretion, to compel the Company to convert the Redemption Price of any or all of such unredeemed shares of Series A Preferred Stock into unsecured promissory notes with a principal amount equal to such Redemption Price of the unredeemed shares (for each holder of Series A Preferred Stock) and bearing interest at eight percent (8%) per annum (such interest rate to apply to the forthcoming calendar month, or portion thereof). Principal and interest under such promissory note shall be payable semi-annually in six (6) equal installments based upon a 36-month principal and interest amortization schedule in equal installments of principal and interest.

     7.   RESTRICTIONS AND LIMITATIONS.

          (a) RIGHTS OF SERIES A PREFERRED STOCK WITH RESPECT TO COMPANY ACTION; AMENDMENTS TO CHARTER. The Company shall not take any corporate action or otherwise amend its Certificate of Incorporation of By-Laws without the approval by vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, voting as a separate class, each share of Series A Preferred Stock to be entitled to one vote in each instance, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred Stock or otherwise adversely affect the rights and preferences of the Series A Preferred Stock. Without limiting the generality of the preceding sentence, the Company will not amend its Certificate of incorporation or take any corporate action without the approval by the holders of at least sixty percent (60%) of the then outstanding shares of Series A Preferred Stock, voting as a single class, if such amendment or corporate action would:

               (i) authorize, create or issue, or obligate the Company to authorize, create or issue, additional shares of Series A Preferred Stock or any class of stock ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation preferences, dividends rights or redemption rights, except for the designation and issuance of shares of preferred stock approved in any instance by all Directors who serve as the designees or nominees of the holders of the Series A Preferred Stock; or

               (ii) reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company; or

               (iii) adversely effect the liquidation preferences, dividends rights, voting rights or redemption rights of the Series A Preferred Stock; or

               (iv) cancel or modify the conversion rights of the Series A Preferred Stock provided for in Section 5 herein; or

               (v) provide for the voluntary liquidation, dissolution, recapitalization, reorganization or winding up of the Company; or

               (vi) cause or authorize any Reorganization or sale, lien, encumbrance, mortgage or other disposition of all, of substantially all, of the assets of the Company (except for security interests, license or encumbrances given as security or collateral securing indebtedness to commercial banks or other institutional lenders or for sales of assets accomplished in the ordinary course of business).

     8. NO DILUTION OR IMPAIRMENT. Subject to the immediately preceding paragraph, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such reasonable action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, and e will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding.

     9.   NOTICES OF RECORD DATE.  In the event of

          (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

          (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

          (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Sock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, or express overnight courier service, at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.

                                         III.

     The number of shares of the Company outstanding at the time of such adoption was twelve thousand five hundred (12,500); and the number of shares entitled to vote thereon was twelve thousand five hundred (12,500).

                                         IV.

     Pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware, (i) the holders of shares of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize this amendment at a meeting at which all shares entitled to vote thereon were present and voted have signed a consent in writing adopting said amendment and (ii) written notice has been given to those stockholders of the Company who have not so consented in writing.

     Executed as of the 4th day of August, 1993.


                              ADVANCE PHARMACY SERVICES, INC.



                              By:  /s/David A. Halbert
                                   David D. Halbert, Chairman


ATTEST:


/s/Dan Phillips
Dan Phillips, Secretary

                                                                    EXHIBIT 1.01

                  INVESTMENT IN ADVANCE PHARMACY SERVICES, INC.

                             SCHEDULE OF PURCHASERS



                                                                                          PERCENTAGE
                                                                       NUMBER OF          INTEREST OF
                                                   AGGREGATE           PREFERRED           PREFERRED
                                                PURCHASE PRICE          SHARES           SHARES TO BE
                                                 OF PREFERRED          PURCHASED           PURCHASED
                                                   SHARES AT          AT INITIAL           AT SECOND
                                                INITIAL CLOSING         CLOSING             CLOSINGG
                                                ---------------         -------             -------
Canaan Capital Limited Partnership              $       187,000            187                4.675%
c/o Canaan Capital Management L.P.
105 Rowayton Avenue
Rowayton, CT  06853
Attn: Dr. Jeffrey R. Jay

Canaan Capital Offshore Limited                 $     1,558,000          1,558               38.950%
   Partnership C.V.
c/o Canaan Capital Management L.P.
105 Rowayton Avenue
Rowayton, CT  06853
Attn: Dr. Jeffrey R. Jay

Stephen L. Green                                $        25,000             25                 .625%
105 Rowayton Avenue
Rowayton, CT  06853

Dr. Jeffrey R. Jay                              $        30,000             30                 .750%
39 Rock Ridge Avenue
Greenwich, CT 06831

Quai Ltd.                                       $       200,000            200                5.000%
c/o Windlesham Services Ltd.
22A Old Court Place
London, W8 4PP England
Attn: William Rowan

J.H. Whitney & Co.                              $       400,000            400               10.000%
630 Fifth Avenue
Suite 3200
New York, NY  10111-0302
Attn: Daniel J. O'Brien

Whitney 1990 Equity Fund, L.P.                  $     1,600,000          1,600               40.000%
630 Fifth Avenue
Suite 32000
New York, NY  10111-0301
Attn: Daniel J. O'Brien
                                                ---------------          -----               -------

   TOTALS                                       $     4,000,000          4,000                  100%
                                                ---------------          -----               -------
                                                ---------------          -----               -------


                                  EXHIBIT 1.04

                                 USE OF PROCEEDS


     1.   Possible acquisition of Paradigm Pharmacy Management, Inc.
     2.   Other possible strategic acquisitions
     3.   Repayment of Working Capital Line
     4.   Repayment of loan obligation assumed from AHC (see Exhibit 3.06)
     5.   Working Capital
     6.   Capital Expenditures

                                                                    EXHIBIT 1.06

Name and Address
   of Purchaser                    Description           Jurisdiction
- ----------------                   -----------           ------------

Canaan Capital Limited             Limited Partnership   Delaware
   Partnership
c/o Canaan Capital
   Management L.P.
105 Rowayton Avenue
Rowayton, CT  06853
Attn: Dr. David C. Fries

Canaan Capital Offshore            Limited Partnership   Netherlands Antilles
   Limited Partnership C.V.
c/o Canaan Capital
   Management L.P.
105 Rowayton, Avenue
Rowayton, CT  06853
Attn: Dr. David C. Fries

J.H. Whitney & Co.                 Limited Partnership   New York
6300 Fifth Avenue
Suite 3200
New York, NY  1011-0302
Attn: Dan O'Brien

Whitney 1990 Equity Fund, L.P.     Limited Partnership   Delaware
630 Fifth Avenue
Suite 3200
New York, NY  10111-0301
Attn: Dan O'Brien

                                  EXHIBIT 3.03

                             GOVERNMENTAL APPROVALS


                                    - None -

                                  EXHIBIT 3.04


                                   LITIGATION


                                   -- None --

                                  EXHIBIT 3.06

                            SCHEDULE OF INDEBTEDNESS


     1. Demand Promissory Note dated January 28, 1993 made by Advance Home Prescriptions, Inc. in favor of Security State Bank for up to $500,000 principal amount (matures January 28, 1994) (the "Working Capital Line").

     2. Assumption by the Company from Advance Health Care, Inc. of $500,000 principal amount in debt previously incurred by Advance Health Care, Inc. for the benefit of the Company (the "Assumption of Shareholder Loan").

     3. Equipment Lease dated November 12, 1993 between Advance Home Prescriptions, Inc. and Universal Leasing Services, Inc.

                    Term:  November 20,1991 through November 20, 1994.  Monthly
          Payment: $446.87.

                                  EXHIBIT 3.07

                                 TITLE TO ASSETS


     Encumbrances

     1. Security State Bank security interest in all accounts receivable and inventory of Advance Home Prescriptions, Inc..

     2. FoxMeyer Corporation secondary security interest in all inventory of Advance Home Prescriptions, Inc.

     LICENSES

     APM has acquired the right to use the software products and databases of pharmaceutical information described below:

     LICENSOR                           DESCRIPTION

     ComCoTec, Inc.                     Mail Service Pharmacy Software

     Medi-Span, Inc.                    Drug Pricing and Information Services
                                        Database

     Health Business Systems, Inc./     Retail Claim Adjudication Software
     Time Share

     Strategic Mapping/Atlas GIS        Mapping Software for Provider Coverage
                                        Analysis

     VAX/VMS Operating System Utilized on Digital Equipment Corp. VAX Computer System

     Pick/Blue                          End User Software License

                                  EXHIBIT 3.08

                              FINANCIAL INFORMATION


     ATTACHMENTS:

          (i) the audited Financial Statements for the fiscal years ended March 31, 1992 and March 31, 1993, of Advance Health Care, Inc.,


          (ii) the preliminary "draft" of audited financial statements of the Company and the Subsidiary as of March 31, 1993, and

          (iii) the Company's unaudited Statement of Income and Balance Sheet, as at June 30, 1993.

     TRANSACTIONS OTHER THAN IN THE ORDINARY COURSE OF BUSINESS SINCE MARCH 31, 1993:

     1.   Assumption of Shareholder Loan

     2. Agreement for Purchase of Machines dated July 17, 1993 between Prelude Systems, Inc. and Advance Prescriptions Management, Inc. to purchase new computer system, hardware and software for $76,000 (the "Computer Purchase Agreement").

     LIABILITY NOT REFLECTED ON FINANCIAL STATEMENTS

     1.   Assumption of Shareholder Loan

                                     ARTHUR
                                    ANDERSEN

                            ARTHUR ANDERSEN & CO. SC










     ADVANCE HEALTH CARE, INC. AND SUBSIDIARIES


     CONSOLIDATED FINANCIAL STATEMENTS
     AS OF MARCH 31, 1993 AND 1992

     TOGETHER WITH AUDITORS' REPORT

                              ARTHUR ANDERSEN & CO.







                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors and Stockholders of Advance Health Care, Inc.:

We have audited the accompanying consolidated balance sheets of Advance Health Care, Inc. (a Delaware corporation) and subsidiaries as of March 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advance Care, Inc. and subsidiaries as of March 31, 1993 and 1992, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



                                             /s/ Arthur Andersen & Co.



Dallas, Texas
  June 30, 1993

                   ADVANCE HEALTH CARE, INC. AND SUBSIDIARIES

              CONSOLIDATED BALANCE SHEETS--MARCH 31, 1993 AND 1992



                 ASSETS                                               1993             1992
                 ------                                            ----------       ---------
CURRENT ASSETS:
  Cash                                                             $   42,000       $   27,000
  Accounts receivable, net of allowance for doubtful
     accounts of $319,000 and  $135,000 in 1993 and
     1992, respectively                                             2,750,000        1,727,000
  Other receivables                                                    57,000           49,000
  Inventories                                                         939,000          521,000
  Prepaid expenses                                                    58,000           43,000
                                                                   ----------       ----------

                 Total current assets                               3,847,000        2,367,000
                                                                   ----------       ----------

PROPERTY AND EQUIPMENT:
  Vehicles                                                            212,000           98,000
  Office equipment and furniture                                      861,000          455,000
  Rental equipment                                                  1,377,000          903,000
  Leasehold improvements                                              113,000           98,000
                                                                   ----------       ----------

                                                                    2,563,000        1,554,000

  Less-Accumulated depreciation and amortization                   (1,152,000)        (694,000)
                                                                   ----------       ----------

                 Net property and equipment                         1,411,000          860,000
                                                                   ----------       ----------

OTHER ASSETS:                                                          27,000           25,000
  Note receivable
  Organizational costs and other, net of accumulated
     amortization of $40,000 and $23,000 in 1993 and
     1992, respectively                                               109,000           84,000
                                                                   ----------       ----------

                 Total other assets                                   136,000          109,000
                                                                   ----------       ----------

                 Total assets                                      $5,394,000       $3,336,000
                                                                   ----------       ----------
                                                                   ----------       ----------


                      LIABILITIES AND STOCKHOLDERS' EQUITY           1993             1992
                      ------------------------------------        -----------      -----------
CURRENT LIABILITIES:
     Accounts payable                                             $ 1,506,000      $   846,000
     Accrued expenses                                                 426,000          166,000
     Short-term obligations                                         2,604,000          264,000
     Current portion of long-term obligations                         161,000          170,000
                                                                  -----------      -----------

               Total current liabilities                            4,697,000        1,446,000
                                                                  -----------      -----------

LONG-TERM OBLIGATIONS:
     Notes payable, less current portion                               77,000          478,000
     Obligations under capital leases, less current portion            62,000          128,000
                                                                  -----------      -----------

               Total long-term obligations                            139,000          606,000
                                                                  -----------      -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Subordinated debenture, nonvoting, converted into
          16,013 common shares on June 14, 1993                     2,388,000        2,388,000
     Convertible preferred stock, nonvoting, stated value
          $1; 10,000 shares authorized, 4,153 shares issued
          and outstanding at March 31, 1993 and 1992; each
          share is convertible to 1.67 shares of common stock at
          option of the holders or the Company                          4,000            4,000
     Common stock, par value $1; 100,000 shares
          authorized, 31,532 and 30,629 issued and
          outstanding at March 31, 1993 and 1992, respectively         32,000           31,000
     Additional paid-in capital                                     1,257,000        1,258,000
     Accumulated deficit                                           (3,123,000)      (2,397,000)
                                                                  -----------      -----------

               Total stockholders' equity                             558,000        1,284,000
                                                                  -----------      -----------

               Total liabilities and stockholders' equity          $5,394,000       $3,336,000
                                                                  -----------      -----------
                                                                  -----------      -----------


   The accompanying notes are an integral part of these consolidated financial statements.

                   ADVANCE HEALTH CARE, INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE YEARS ENDED MARCH 31, 1993 AND 1992


                                                           1993        1992
                                                       -----------  -----------

NET REVENUES                                           $18,506,000  $10,817,000
                                                       -----------  -----------
COST OF OPERATIONS:
  Cost of goods and services                            12,678,000    7,399,000
  Selling, general and administrative expenses           5,995,000    3,486,000
                                                       -----------  -----------

           Total cost of operations                     18,673,000   10,885,000
                                                       -----------  -----------
           Net loss before other revenues and expenses
               and provision for income taxes             (167,000)     (68,000)
                                                       -----------  -----------

OTHER REVENUES AND (EXPENSES):
  Depreciation and amortization expense                   (404,000)    (233,000)
  Interest and other income                                 51,000       21,000
  Interest expense                                        (206,000)    (115,000)
                                                       -----------  -----------

           Net other revenues and (expenses)              (559,000)    (327,000)
                                                       -----------  -----------

NET LOSS BEFORE PROVISION FOR INCOME TAXES                (726,000)    (395,000)
                                                       -----------  -----------

PROVISION FOR INCOME TAXES                                    -            -
                                                       -----------  -----------

NET LOSS                                               $  (726,000) $  (395,000)
                                                       -----------  -----------
                                                       -----------  -----------



   The accompanying notes are an integral part of these consolidated financial statements.

                   ADVANCE HEALTH CARE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED MARCH 31, 1993 AND 1992


                                                                                            Additional
                                                  Subordinated     Preferred     Common       Paid-In     Accumulated
                                                   Debentures        Stock        Stock       Capital       Deficit        Total
                                                   ----------        -----        -----       -------       -------        -----
BALANCE, March 31, 1991                           $         -     $   4,000   $  28,000    $  1,023,000  $ (2,002,000)  $ (947,000)

  Reclassification of 5.5% subordinated
     debenture (net of $112,000 of
     unamortized placement fees) as
     equity resulting from modification
     of agreement                                   2,388,000             -           -               -             -    2,388,000

  Conversion of 8% subordinated debenture                   -             -       2,000          98,000             -      100,000

  Issuance of common stock in
     payment of accrued interest
     on 5.5% subordinated debenture                         -             -       1,000         137,000             -      138,000

  Net loss                                                  -             -           -               -      (395,000)    (395,000)
                                                  -----------     ---------   ---------    ------------  ------------   ----------

BALANCE, March 31, 1992                             2,388,000         4,000      31,000       1,258,000    (2,397,000)   1,284,000

  Issuance of common stock to
     holder of 5.5% subordinated
     debenture                                              -             -       1,000          (1,000)            -            -

  Net loss                                                  -             -           -               -      (726,000)    (726,000)
                                                  -----------     ---------   ---------    ------------  ------------   ----------

BALANCE, March 31, 1993                           $ 2,388,000     $   4,000   $  32,000    $  1,257,000  $ (3,123,000)  $  558,000
                                                  -----------     ---------   ---------    ------------  ------------   ----------
                                                  -----------     ---------   ---------    ------------  ------------   ----------



   The accompanying notes are an integral part of these consolidated financial statements

                   ADVANCE HEALTH CARE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED MARCH 31, 1993 AND 1992


                                                                            1993                1992
                                                                        -------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                                              $    (726,000)      $    (395,000)
  Adjustments to reconcile net loss
         to net cash used in operating activities-
         Depreciation and amortization                                        404,000             233,000
         Bad debt expense                                                     381,000             188,000
         Interest on subordinated debenture                                         -              19,000
         Increase in accounts receivable                                   (1,404,000)           (947,000)
         Increase in inventories                                             (144,000)            (64,000)
         Increase in other receivables, prepaid
             expenses, organizational costs and other                         (51,000)            (25,000)
         Increase in accounts payable and accrued expenses                    920,000             336,000
                                                                        -------------       -------------

             Net cash used in operating activities                           (620,000)           (655,000)
                                                                        -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment, net                                   (435,000)           (446,000)
  Purchases of property and equipment in Owen acquisition                    (520,000)                  -
  Purchases of inventories in Owen acquisition                               (274,000)                  -
                                                                        -------------       -------------

         Net cash provided by investing activities                         (1,229,000)           (446,000)
                                                                        -------------       -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable, obligations under capital
         leases, and bank line of credit                                    2,030,000           1,044,000
  Principal payments on long-term obligations                                (166,000)           (563,000)
                                                                        -------------       -------------

         Net cash provided by financing activities                          1,864,000             481,000
                                                                        -------------       -------------
NET INCREASE (DECREASE) IN CASH                                                15,000            (620,000)

CASH, beginning of year                                                        27,000             647,000
                                                                        -------------       -------------

CASH, end of year                                                       $      42,000       $      27,000
                                                                        -------------       -------------
                                                                        -------------       -------------



SCHEDULE OF NONCASH TRANSACTIONS:

   Effective May 18, 1991, the Company and the holder of the $2,500,000, 5.5% subordinated debenture agreed to an amendment to the debenture which allows for its reclassification as equity. Related unamortized placement fees of $112,000, recorded as prepaid expenses at March 13, 1991, have been netted against equity.

   During 1993, the Company issued 870 shares of common stock on the 5.5% subordinated debenture. In 1992, the Company issued 870 shares of common stock in payment of accrued interest on the 5.5% subordinated debenture.

   At March 31, 1992, the Company exercised its option to convert $100,000 of 8% subordinated debentures to equity.

SUPPLEMENTARY INFORMATION:

   Cash paid for interest expense totaled approximately $173,000 and $88,000 in 1993 and 1992, respectively.

   The Company incurred no income tax liabilities in 1993 and 1992; therefore, no cash payments for this purpose were made.


   The accompanying notes are an integral part of these consolidated financial statements.

                   ADVANCE HEALTH CARE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             MARCH 31, 1993 AND 1992


1.   ORGANIZATION AND BASIS OF PRESENTATION:

The consolidated financial statements include the accounts of Advance Health Care, Inc. and its five wholly owned subsidiaries: Advance Home Prescriptions, Inc., Advance Home Medical, Inc., Advance HomeCare, inc., Advance Pharmacies, Inc., and Advance Prescription Management, Inc. (collectively, the "Company").

The Company's operations consist of the sale and rental (on a month-to-month basis) of medical equipment and supplies, the mail order sale of pharmaceuticals, the processing of prescription claims, the delivery of home-based nursing services and the retail sales of one pharmacy. The Company operates medical equipment, supply and service facilities throughout the state of Texas, and its mail order prescription operations are nationwide.

On June 30, 1992, Advance Home Medical, Inc. purchased the assets of two home care centers from Owen Healthcare, Inc., an unrelated company, for approximately $800,000 in cash. The results of operations for these home care centers in Houston and Fort Worth, Texas, for the period since acquisition have been included in the accompanying financial statements.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior year balances have been reclassified to conform with current year presentation.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

REVENUE RECOGNITION

Revenues from the rental and sale of medical equipment, supplies, and services are generally recognized upon the delivery to the patient/customer. The mail order prescription revenues are generally recognized when each prescription is filled and shipped. The Company bills insurance companies, third-party administrators, individuals, and federal and state third-party reimbursement programs for its services. The Medicare and Medicaid programs pay the Company at established amounts based on the nature of services rendered to the program beneficiaries. Differences between the Company's established rates and the Medicare and Medicaid payments are treated as contractual allowances and netted against revenues.

INVENTORIES

Inventories consist of medical supplies, medical equipment for resale and pharmaceuticals. Inventories are valued at the lower of cost or market under the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over estimated useful lives ranging from three to seven years. Amortization of leasehold improvements is computed over the lives of the assets or the lease terms, whichever is shorter. Lease terms average seven years. Major renewals and betterments are added to the retired, sold or otherwise disposed of and the applicable accumulated depreciation are removed from the accounts, and the resultant gain or loss, if any, is reflected in operations.

ORGANIZATIONAL COSTS AND OTHER

Organizational costs are comprised of professional fees incurred in the formation of the Company and the acquisition of various Company assets. Other assets are comprised primarily of capitalized costs incurred in the development of certain computer systems. These costs are being amortized on the straight-line method over periods ranging from 48 to 60 months.

FEDERAL INCOME TAXES

The Company files a consolidated U.S. federal income tax return with its five wholly owned subsidiaries.

In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 becomes mandatory for the Company for the fiscal year ending March 31, 1994. The Company has neither determined the impact of adoption of SFAS 109 nor decided whether it will restate prior year financial statements in the year of adoption.

3.   INVENTORIES:

Inventories are comprised of the following assets held for sale within one year.

                                                            MARCH 31,
                                                  ------------------------------
                                                       1993           1992
                                                  --------------   -------------

     Medical supplies and equipment               $    459,000     $  210,000
     Pharmaceuticals                                   480,000        311,000
                                                  --------------   -------------

                                                  $    939,000     $  521,000
                                                  --------------   -------------
                                                  --------------   -------------

4.   SHORT-TERM OBLIGATIONS:

Short-term obligations consist of the following:

                                                            MARCH 31,
                                                  ------------------------------
                                                       1993             1992
                                                  --------------   -------------

     Bank line of credit of $500,000 which
         expires January 1994; bearing interest
         at 8.5%; collateralized by certain
         accounts receivable and inventory         $  359,000        $  264,000

     Unsecured note payable to an affiliated
         entity bearing interest at 6% and due
         July 1993                                    495,000                 -

     Unsecured note payable to a related party
         bearing interest at 6% and due
         October 1993                               1,500,000                 -

     Unsecured note payable to a related party
         bearing interest at 6% and due
         September 1993                               250,000                 -
                                                  --------------   -------------

                                                   $2,604,000        $  264,000
                                                  --------------   -------------
                                                  --------------   -------------

5.   LONG-TERM OBLIGATIONS:

Long-term obligations consist of the following:

                                                              MARCH 31,
                                                  -----------------------------
                                                       1993             1992
                                                  --------------   -------------

     Payable to an affiliated entity, bearing
         interest at 9%                           $         -      $    310,000

     Unsecured note payable to a related party,
         bearing interest at 10%; payable in 36
         equal monthly installments of
         approximately $8,100; due December 1994      155,000           232,000

     Bank note bearing interest at 9%; payable
         in 36 equal monthly installments of
         approximately $1,000; collateralized
         by certain equipment and property; due
         March 1995                                    15,000            20,000

     Various vehicle leases bearing an average
         rate of interest of 15%; payable in
         monthly installments; collateralized
         by vehicles; maturity dates ranging
         from May 1995 to January 1996                 18,000            24,000

     Various obligations under capital leases
         bearing interest at an average rate of
         18%; payable in monthly installments;
         collateralized by certain rental
         equipment; maturity dates ranging
         from July 1993 to June 1995                  112,000           190,000
                                                  --------------   -------------

                                                      300,000           776,000

     Less-Current portion of notes payable and
         obligations under capital leases            (161,000)         (170,000)
                                                  --------------   -------------

                                                  $   139,000      $    606,000
                                                  --------------   -------------
                                                  --------------   -------------


The $155,000 note payable to a related party at March 31, 1993, requires, among other things, that Advance Home Medical, Inc. maintain a minimum net worth of $250,000. This covenant was met as of March 31, 1993.

The aggregate maturities of long-term obligations, including capital leases, for the 12-month periods ending March 31 are as follows: 1994 - $161,000, 1995 - $129,000, 1996 - $8,000, 1997 - $1,000, and 1998 - $1,000.

The Company incurred interest expense of $206,000 and $115,000 in 1993 and 1992, respectively, for short-term and long-term obligations.

Virtually all the Company's debt has been personally guaranteed by certain stockholders and officers of the Company.

6.   SUBORDINATED DEBENTURES:

In May 1990, the Company issued a $2,500,000 convertible subordinated debenture bearing interest at 5.5% and due May 1992. Under the terms of the debenture, the principal and any accrued interest were convertible at the holder's option into common shares of the Company at the rate of $156.12 per share for principal and $158 per share for interest. In addition, the holder was entitled to designate one member to serve on the Company's Board of Directors. In January 1992, a letter agreement was signed whereby the debenture holder agreed retroactive to May 1991 to the mandatory conversion of all principal and interest into common stock as they come due. In addition, the due date of the debenture was extended to May 1993, and the Company agreed to issue 870 shares of its common stock each year to the debenture holder until the conversion of the debenture. A subsequent agreement extended the conversion date to June 1993. The 5.5% debenture was retired on June 14, 1993, with the issuance of 16,013 shares of common stock to the holder.

Because conversion of the debenture into common stock was assured, the Company elected to begin reflecting the debenture as equity in its financial statements as of March 31, 1992. The debenture is recorded net of $112,000 of unamortized placement costs relating to the issuance of the original debenture.

The debenture holder received common stock in 1992 as payment of interest through May 1991 under the terms of the debenture. As a result of the letter agreement, the debenture holder received common stock which has been reflected as a charge to the additional paid-in capital in 1993. In addition, a similar charge to paid-in capital has been made subsequent to year-end to reflect the shares accrued through the conversion date.

In March 1992, the Company exercised its conversion rights in accordance with the terms of the $100,000 convertible, subordinated debenture which bore 8% interest and which was held by a stockholder. The debenture was retired with the issuance of 1,428 shares of common stock to the holder.

7.   FEDERAL INCOME TAXES:

The Company accounts for certain income and expense items differently for financial reporting purposes than for federal income tax purposes. The principal timing differences arise as a result of the use of different methods for recognizing bad debt deductions and depreciation for financial statement accounting and tax reporting purposes.

The Company paid no income taxes relating to 1993 or 1992. The Company has unused net operating loss carryforwards of $2,615,000 for tax return purposes at March 31, 1993. If not used, these carryforwards expire beginning in 2002. Similar unrecognized net operating loss carryforwards exist for financial reporting purposes.

8.   RETIREMENT PLAN:

The Company sponsors a retirement plan for all eligible employees. The plan is qualified under Section 401(k) of the Internal Revenue Code. The Company is not required to make, and has not made, contributions to the plan to date.

9.   STOCK OPTION PLAN:

The Company has 7,500 shares of its common stock reserved for issuance to employees under the 1991 Incentive Stock Option Plan. The options become exercisable after one year from the date granted and expire not more than 10 years from the date of grant. Options for 6,750 and 6,250 were outstanding at March 31, 1993 and 1992, respectively, at exercise prices ranging from $30 to $158 per share.

10.  RELATED-PARTY TRANSACTIONS:

Certain subsidiaries of the Company lease space in a medical mall located in Abilene, Texas. The medical mall is a project in which several board members and stockholders are partners. It is the opinion of management that the mall rental rates are at market rates. Total rental expense approximated $84,000 and $85,000 in 1993 and 1992, respectively.

The Company advanced $29,000 to a director and former employee in 1992 in exchange for a note receivable. The note is due in February 1995, bears interest at 8%, and is classified as a long-term note receivable.

As stated in Note 6 to these financial statements, the Company issued a $2,500,000, 5.5% subordinated debenture during 1990. An affiliated entity of the Company arranged for the debenture on behalf of the Company. For its services, the affiliate was paid $190,000, of which $150,000 represents placement fees and $40,000 represents out-of-pocket expenses. In 1992, the remaining $112,000 of unamortized placement costs was charged against equity in connection with the reclassification of the debenture as equity.

Effective fiscal 1991, the Company entered into an arrangement with an affiliate whereby the affiliate provided certain management services and paid for the Company's office rent and certain operating costs. In exchange, the Company paid the affiliate a monthly fee of $20,000. This agreement was terminated in February 1992. Payments associated with this agreement totaled $220,000 in 1992.

11.  COMMITMENTS AND CONTINGENCIES:

The Company has operating leases for office space and certain rental and office equipment. Total rental expense incurred in 1993 and 1992 was $715,000 and $380,000, respectively. Future minimum rentals under noncancelable operating lease agreements as of March 31, 1993, are as follows:


            Year Ending
             March 31,
            -----------
               1994                               $  387,000
               1995                                  339,000
               1996                                  276,000
               1997                                  213,000
               1998 and thereafter                   120,000

12.  SUBSEQUENT EVENTS:

In June 1993, the Company signed a nonbinding Term Sheet that proposed a Series A Senior preferred stock financing for the Pharmacy Division of the Company. These proposed proceeds will be used for the continued expansion of the Pharmacy Division.

As described in Note 6, on June 14, 1993, the Company retired the $2,500,000, 5.5% subordinated debenture with the issuance of 16,013 shares of common stock to the holder.

                            Advance Health Care, Inc.
                        Prescription Management Division
                             Combined Balance Sheet
                                   (Unaudited)


                                                                   Combined at
                                                                  June 30, 1993
                                                                  -------------

                          Assets

Current Assets:
    Cash                                                        $       9,601
    Accounts and Other Receivables                                    869,716
    Inventories                                                       484,537
    Other Current Assets                                               41,946
                                                                -------------
         Total Current Assets                                       1,405,800
                                                                -------------

Property, Plant and Equipment                                         549,450
Less: Accumulated Depreciation                                       (155,099)
                                                                -------------
         Net Property, Plant & Equipment                              394,351
                                                                -------------

Other Assets                                                           74,597
                                                                -------------

         Total Assets                                           $   1,874,748
                                                                -------------
                                                                -------------


            Liabilities and Stockholders' Equity
Current Liabilities:
    Accounts Payable and Accrued Expenses                       $   1,233,732
    Intercompany Payable                                              249,263
    Current Portion of Notes Payable and Capital Leases               504,215
                                                                -------------
         Total Current Liabilities                                  1,987,210
                                                                -------------

Long-Term Notes Payable and Capital Leases                              1,736


Stockholders' Equity:
    Preferred Stock                                                   250,000
    Common Stock                                                        1,664
    Additional Paid in Capital                                      1,025,293
    Accumulated Earnings (Deficit)                                 (1,391,155)
                                                                -------------
         Total Stockholders' Equity                                  (114,198)

                                                                -------------
            Total Liabilities & Equity                          $   1,874,748
                                                                -------------
                                                                -------------



Note:
The Prescription Management Division includes the combined operations of Advance Prescription Management, Inc. and Advance Home Prescriptions, Inc.

                            Advance Health Care, Inc.
                        Prescription Management Division
                        Combined Statement of Operations
                                   (Unaudited)


                                                                  Combined at
                                                                 June 30, 1993
                                                               -----------------
Revenues:
    Mail Service Pharmaceuticals                                 $  3,442,452
    Adjudication Revenues                                             114,888
                                                                -------------
Total Revenues                                                      3,557,340
Cost of Sales                                                      (2,869,887)
                                                                -------------

Gross Profit                                                          687,453
Operating Expenses:
    Insurance                                                         (11,276)
    Leases and Rentals                                                (29,456)
    Other Operating Expenses                                          (20,474)
    Professional Services                                             (18,557)
    Repairs and Maintenance                                            (7,288)
    Salaries and Benefits                                            (332,595)
    Supplies/Postage/Freight                                         (152,090)
    Taxes                                                              (3,690)
    Training/Development                                                 (695)
    Travel/Auto/Entertainment                                         (20,741)
    Utilities and Telephone                                           (34,341)
                                                                -------------
Total Operating Expenses                                             (631,203)
                                                                -------------

Income From Operations                                                 56,250
Non-Operating Revenue (Expense):
    Interest Income and (Expense)                                     (10,383)
    Depreciation and Amortization                                     (30,507)
    Corporate Overhead                                               (120,487)
Total Non-Operating Revenue (Expense)                                (161,377)
                                                                -------------

Net Income (Loss) Before Taxes                                       (105,127)
Federal Income Taxes                                                        -
                                                                -------------
Net Income (Loss)                                               $    (105,127)
                                                                -------------
                                                                -------------


Note:
The Prescription Management Division includes the combined operations of Advance Prescription Management,Inc. and Advance Home Prescriptions, Inc.

                                  EXHIBIT 3.09

                                     TAXES


                                   -- None --

                                  EXHIBIT 3.10

                                      ERISA


     Advance Health Care, Inc. established a 401(k) Plan. It does NOT contribute to this Plan.

                                  EXHIBIT 3.11

                          TRANSACTIONS WITH AFFILIATES


     1. Historically, various administrative and support functions are performed for AHP and APM and all other subsidiaries by Advance Health Care, Inc., including without limitation executive management, insurance, workers compensation, office space, parking, secretarial support, accounting, bookkeeping, telephone and telecopy. The average monthly consolidated cost of all such administrative functions historically ranges between approximately $75,000 and $85,000. In connection with the closing of the transactions contemplated by the Agreement, a substantial portion of these functions, and some of the employees responsible for these functions, will be assigned to the Company.

     2. Recapitalization Agreement dated July 30, 1993 among Advance Pharmacy Services, Inc., Advance Prescription Management, Inc. and Advance Home Prescriptions, Inc. (the "Recapitalization Agreement") (which includes the Assumption of the Shareholder
          Loan).

     3. Letter Agreement dated January 16, 1992 between Advance Home Prescriptions, Inc. and Tim Moser, pursuant to which APM agreed to loan $10,785, interest free, to Mr. Moser, and Mr. Moser agreed to repay APM at a rate of $85 per month (the "Moser Loan").

                                  EXHIBIT 3.12

           ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS



     1.   Assumption of Shareholder Loan.

                                  EXHIBIT 3.13

                           INVESTMENT IN OTHER PERSONS


     LOANS OR ADVANCES MADE BY ADVANCE HOME PRESCRIPTIONS, INC.:

     1.   Moser Loan.

     SUBSIDIARIES OF THE COMPANY:

     1.   Advance Prescription Management, Inc. (wholly-owned)
     2.   Advance Home Prescriptions, Inc. (wholly-owned)

     SUBSIDIARIES OF AHP:
          None

     SUBSIDIARIES OF APM:
          None

                                  EXHIBIT 3.16

                               BROKERS OR FINDERS


     Advance Capital Markets, Inc. has been hired in connection with the negotiations and acquisition of Paradigm Pharmacy Management, Inc.

                                  EXHIBIT 3.17

                     CAPITALIZATION; STATUS OF CAPITAL STOCK



    RECORD SHAREHOLDER OF THE COMPANY:

         Advance Health Care, Inc.

    RECORD SHAREHOLDER OF AHP AND APM:

         Advance Pharmacy Services, Inc.

    RESTRICTIONS ON TRANSFER:

          The capital stock of the Company, AHP and APM is subject to customary restrictions on transfer imposed on securities that have not been registered pursuant to the Securities Act of 1933.

    PRO-FORMA POST CLOSING CAPITALIZATION OF THE COMPANY:

    Shareholder                               Class                No. of Shares
    -----------                               -----                -------------
    Advance Health Care, Inc.                 Common Stock             12,500
    Canaan Capital Limited Partnership        Preferred                   187
    Canaan Capital Offshore Limited
       Partnership                            Preferred                 1,558
    Dr. Jeffrey R. Jay                        Preferred                    30
    Stephen L. Green                          Preferred                    25
    Quai Ltd.                                 Preferred                   200
    J.H. Whitney & Co.                        Preferred                   400
    Whitney 1990 Equity Fund, L.P.            Preferred                 1,600

                                  EXHIBIT 3.18

                               REGISTRATION RIGHTS


                                   -- None --

                                  EXHIBIT 3.19

                                    INSURANCE



Coverage                           Amount                       Carrier
- --------                           ------                       -------

Primary General                    $1,000,000 per               Commercial Union
Liability (including               occurrence
commercial, property               $2,000,000
and druggist                       aggregate
professional
liability)

Excess General                     $4,000,000 per               National Surety
Liability (including               occurrence                   Corp.
commercial, property               $4,000,000
and druggist                       aggregate
professional
liability)

Contents (including                $600,000                     Commercial Union
computers)

Automobile Liability               $500,000                     Commercial Union

Workers Compensation               $500,000 (statutory          Texas Workers
(standard employers                portion is                   Comp. Insurance
liability)                         unlimited as                 Fund
                                   mandated under
                                   workers
                                   compensation act)

                                  EXHIBIT 3.20


                               MATERIAL AGREEMENTS




A.   MAIL ORDER PHARMACY SERVICES AGREEMENTS.     AHP HAS ENTERED INTO VARIOUS
AGREEMENTS WITH EMPLOYERS, THIRD PARTY ADMINISTRATORS AND OTHER INSURERS (EACH A "SPONSOR") WHEREBY IT AGREES TO PROVIDE EXCLUSIVE MAIL ORDER PHARMACY SERVICES TO THE RESPECTIVE PARTICIPANTS IN SUCH SPONSOR'S GROUP. THE MATERIAL AGREEMENTS, LISTED BELOW, PROVIDE THAT THE SPONSOR WILL PAY AHP A NEGOTIATED FORMULA RATE BASED ON PERCENTAGE OF INGREDIENT COSTS (GENERALLY, 5% TO 40% OFF AVERAGE WHOLESALE PRICE) AND A DISPENSING FEE PER PRESCRIPTION (GENERALLY, $0 TO $4 PER PRESCRIPTION). GENERALLY, THE MATERIAL AGREEMENTS HAVE A ONE-YEAR TERM SUBJECT TO AUTOMATIC YEAR TO YEAR RENEWALS.

     1. MAIL ORDER PHARMACY SERVICES AGREEMENT between Advance Home Prescriptions, Inc. and CMC Steel Group, effective August 1, 1993.

     2. MAIL ORDER PHARMACY SERVICES AGREEMENT between Advance Home Prescriptions, Inc. and ENRON Corp., effective June 1, 1991.

     3. AGREEMENT TO PROVIDE MAIL ORDER PHARMACY SERVICES between Group Administrators, Inc. and Allied Home Pharmacy, Inc. (predecessor of Advance Home Prescriptions. Inc.), effective July 8, 1987.

B. MANAGED PHARMACEUTICAL AGREEMENTS. APM HAS ENTERED INTO VARIOUS AGREEMENTS WHEREBY IT OFFERS A SPONSOR-REIMBURSED DIRECT CLAIM INDEMNIFICATION PROGRAM COVERING ELIGIBLE PARTICIPANTS IN A SPONSOR'S PLAN. APM PROVIDES ELIGIBLE PARTICIPANTS WITH AN IDENTIFICATION CARD TO ASSIST IN ESTABLISHING THE NECESSARY CLAIM DATA. THE MATERIAL AGREEMENTS, LISTED BELOW, PROVIDE THAT APM WILL REIMBURSE THE PROVIDERS AND/OR PARTICIPANTS FOR THEIR PRESCRIPTION DRUG COSTS AND THAT THE SPONSOR WILL PAY AHP A NEGOTIATED ADMINISTRATIVE FEE ON A PER PRESCRIPTION BASIS (GENERALLY, $0.65 TO $1.95 PER PRESCRIPTION). GENERALLY, THE MATERIAL AGREEMENTS HAVE A ONE-YEAR TERM SUBJECT TO AUTOMATIC YEAR TO YEAR RENEWALS.

     1. MANAGED PHARMACEUTICAL AGREEMENT between Advance Prescription Management, Inc. and National Health Insurance Company, dated November 1, 1992.

     2. MANAGED PHARMACEUTICAL AGREEMENT: MAIL SERVICE AND CLAIM ADJUDICATION between Advance Prescription Management, Inc. and The Travelers Plan Administrators/Fort Worth, dated April 1, 1993.

     3. MANAGED PHARMACEUTICAL AGREEMENT: MAIL SERVICE AND CLAIM ADJUDICATION between Advance Prescription Management, Inc. and Specialized Association

          Services, dated April 1, 1993.

     4. MANAGED PHARMACEUTICAL AGREEMENT: MAIL SERVICE AND DIRECT REIMBURSEMENT CLAIM PROCESSING between Advance Prescription Management, Inc. and Specialized Association Services, Inc., dated January 1, 1993.

     5. INDEPENDENT GENERAL AGENT AGREEMENT between Keenan & Associates and Advance Prescription Management, Inc., effective March 1, 1993.

C. NETWORK PHARMACY AGREEMENTS. APM HAS ENTERED INTO AGREEMENTS WITH PHARMACIES THAT DESIRE TO BECOME A PHARMACY ELIGIBLE TO PARTICIPATE IN APM'S ADVANCE RX-TM- PROGRAMS (A "PROVIDER PHARMACY"). THE MATERIAL NETWORK PHARMACY AGREEMENTS, LISTED BELOW, EACH HAVE A ONE-YEAR TERM SUBJECT TO AUTOMATIC YEAR TO YEAR RENEWALS. GENERALLY, EACH NETWORK PHARMACY AGREEMENT OBLIGATES APM TO USE ITS BEST EFFORTS TO PROCESS THE PROVIDER PHARMACIES CLAIMS FOR PAYMENT, ALTHOUGH IT IS NOT OBLIGATED TO PAY SUCH CLAIMS UNTIL IT HAS RECEIVED THE PAYMENT FROM THE PARTICIPATING INSURERS.

     1. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Revco D.S., Inc., effective December 5, 1992.

     2. PPO NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Revco D.S., Inc., effective December 5, 1992.

     3. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Big B Drug Stores, effective October 1, 1992.

     4. PPO NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Big B Drug Stores, effective October 1, 1992.

     5. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Thrift Drug, Inc., effective January 1, 1993.

     6. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and K-Mart, effective November 1, 1992.

     7. PPO NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and K-Mart, effective November 1, 1992.

     8. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and The Kroger Company, effective September 10, 1992.

     9. PPO NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and The Kroger Company, effective September 10, 1992.

     10. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Medicine Shoppe (with InterNet, Inc. as agent), effective October 23, 1992.

     11. PPO NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Medicine Shoppe (with InterNet, Inc. as agent), effective October 23, 1992.

     12. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Northeast Pharmacy Service Corporation.

     13. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and United Managed Care, effective February 1, 1993.

     14. PPO NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and United Managed Care, effective February 1, 1993.

     15. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Hook-SupeRx, Inc.

     16. PPO NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Hook-SupeRx, Inc.

     17. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Jack Eckerd Corporation/Eckerd Holdings II, Inc., effective January 1, 1993, as amended.

     18. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Thrifty Corporation, effective January 1, 1993.

     19. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Wal-Mart Pharmacy, effective October 12, 1992.

     20. PPO NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Wal-Mart Pharmacy, effective October 12, 1992.

     21. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and American Drug Stores, dba, Osco/Savon, effective January 27, 1993.

     22. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and Rite Aid Corp., effective October 30, 1992.

     23. NETWORK PHARMACY AGREEMENT between Advance Prescription Management, Inc. and various corporations maintaining their principal place of business at One CVS Drive, Woonsocket, RI 02895, effective January 1, 1993.

D.   OTHER

     1. EMPLOYMENT AGREEMENT between Advance Home Prescriptions, Inc. and Donald M. Lea, II (Vice President of Sales and Marketing), dated April 21, 1992.

               AHP EMPLOYS MR. LEA AS VICE PRESIDENT OF SALES AND MARKETING UNTIL JULY 21, 1995 A BASE SALARY OF $75,000 PER YEAR PLUS INCENTIVE COMPENSATION AND BENEFITS. MR. LEA AGREES NOT TO DISCLOSE CONFIDENTIAL INFORMATION, COMPETE WITH AHP OR INTERFERE WITH AHP'S RELATIONS FOR A PERIOD OF ONE YEAR FOLLOWING TERMINATION. THE AGREEMENT MAY BE RENEWED FOR ONE YEAR.

     2.   COMPUTER PURCHASE AGREEMENT

     3.   SHAREHOLDER LOAN

     4.   WORKING CAPITAL LINE

                                  EXHIBIT 3.21

                              VARIOUS DEVELOPMENTS


EVENTS THAT HAVE OCCURRED SINCE MARCH 31, 1993:

     1.   Assumption of Shareholder Loan.

     2.   Computer Purchase Agreement.

     3.   Recapitalization Agreement.

     4. The Company cannot predict the impact, if any, on its business or prospects of the various proposed federal initiatives currently under discussion.